                                                                       EXHIBIT 2

                                                                [EXECUTION COPY]

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                            STOCK PURCHASE AGREEMENT

                                      among

                                SWH CORPORATION,

                              THE EQUITY HOLDERS OF
                                SWH CORPORATION,

            SAUNDERS KARP & MEGRUE, LLC (as Seller's Representative)

                                       and

                              BOB EVANS FARMS, INC.

                            Dated as of June 11, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                                                                        Page
1.       DEFINITIONS.  For purposes of this Agreement:...........................................................         2
         1.1.     Cross Reference Table..........................................................................         2
         1.2.     Certain Definitions............................................................................         3
         1.3.     Certain Matters of Construction................................................................         9

2.       ACQUISITION.............................................................................................         9
         2.1.     Sale of Shares.................................................................................         9
         2.2.     Treatment of Options...........................................................................        10
         2.3.     Treatment of Warrants..........................................................................        10

3.       PAYMENT AND CLOSING.....................................................................................        10
         3.1.     Payments at Closing;  Adjustments..............................................................        10
         3.2.     Time and Place of Closing......................................................................        11
         3.3.     Delivery.......................................................................................        12
         3.4.     Post-Closing Adjustment Mechanics..............................................................        12
         3.5.     Adjustments to the Enterprise Value............................................................        13
         3.6.     Escrow Hold-Back...............................................................................        13

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................................................        14
         4.1.     Organization and Authority.....................................................................        14
         4.2.     Authorization and Enforceability...............................................................        14
         4.3.     Non-Contravention, etc.........................................................................        14
         4.4.     Title to Securities............................................................................        14
         4.5.     Voting Trusts, etc.............................................................................        14
         4.6.     Brokers, etc...................................................................................        15

5.       REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY..................................................        15
         5.1.     Organization, Power, Standing and Authority....................................................        15
         5.2.     Capitalization and Investments.................................................................        16
         5.3.     Financial Statements, etc......................................................................        16
         5.4.     Title to Assets................................................................................        17
         5.5.     Licenses, Permits, Compliance with Laws, etc...................................................        17
         5.6.     Non-Contravention, etc.........................................................................        17
         5.7.     Real Property..................................................................................        17
         5.8.     Litigation, etc................................................................................        19
         5.9.     Intellectual Property Rights...................................................................        19
         5.10.    Contracts, etc.................................................................................        19
         5.11.    Change in Condition............................................................................        21
         5.12.    Insurance......................................................................................        23
         5.13.    Tax Matters....................................................................................        23

         5.14.    Employee Benefit Plans.........................................................................        25
         5.15.    Environmental Matters..........................................................................        26
         5.16.    Labor Relations................................................................................        26
         5.17.    Officers, Directors and Employees..............................................................        27
         5.18.    Suppliers......................................................................................        27
         5.19.    Financial Advisory, Finder's or Broker's Fees..................................................        27
         5.20.    No Governmental Consent or Approval Required...................................................        27
         5.21.    No Undisclosed Material Liabilities............................................................        27
         5.22.    Affiliate Transactions.........................................................................        28

6.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.............................................................        28
         6.1.     Corporate Matters, etc.........................................................................        28
         6.2.     Financial Condition, etc.......................................................................        29
         6.3.     Investment Intent..............................................................................        29
         6.4.     Litigation.....................................................................................        29
         6.5.     Brokers, etc...................................................................................        29
         6.6.     Investigation; No Additional Representations; No Reliance, etc.................................        29

7.       CERTAIN AGREEMENTS OF THE PARTIES.......................................................................        30
         7.1.     Payment of Transfer Taxes and Other Charges....................................................        30
         7.2.     Operation of Business, Related Matters.........................................................        30
         7.3.     Preparation for Closing........................................................................        31
         7.4.     Access to Properties and Records...............................................................        32
         7.5.     Shareholders Agreement.........................................................................        33
         7.6.     Indemnification of Directors, Officers and Employees...........................................        33
         7.7.     Tax Matters....................................................................................        33
         7.8.     Employee Benefits..............................................................................        37
         7.9.     Other Offers...................................................................................        37
         7.10.    Notices of Certain Events......................................................................        37
         7.11.    Non-Compete; Non-Solicitation..................................................................        38
         7.12.    New Restaurant Expenditures....................................................................        39
         7.13.    Related Party Accounts and Agreements..........................................................        39
         7.14.    Sellers' Representative........................................................................        39

8.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER......................................................        40
         8.1.     Representations, Warranties and Covenants......................................................        40
         8.2.     Legality; Governmental Authorization; Litigation...............................................        41
         8.3.     General........................................................................................        41
         8.4.     Subsequent Sellers.............................................................................        41
         8.5.     Pay-Off Letter.................................................................................        41
         8.6.     Escrow Agreement...............................................................................        41
         8.7.     FIRPTA Statement...............................................................................        41
         8.8.     Option and Warrant Termination.................................................................        41
         8.9.     Resignations...................................................................................        41
         8.10.    Employment Agreements; Non-Competes............................................................        42
         8.11.    Withdrawal of Registration Statement...........................................................        42

9.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY AND THE SELLERS....................................        42
         9.1.     Representations, Warranties and Covenants......................................................        42
         9.2.     Legality; Government Authorization; Litigation.................................................        42
         9.3.     General........................................................................................        42
         9.4.     Escrow Agreement...............................................................................        43

10.      INDEMNIFICATION.........................................................................................        43
         10.1.    Buyer's Indemnification........................................................................        43
         10.2.    Sellers' Indemnification.......................................................................        43
         10.3.    Monetary Limitations...........................................................................        44
         10.4.    Time Limitations...............................................................................        45
         10.5.    Limitation on Remedies.........................................................................        45
         10.6.    Third Party Claims.............................................................................        45
         10.7.    Equity Purchase Price Adjustment...............................................................        46
         10.8.    Tax Indemnity..................................................................................        46

11.      CONSENT TO JURISDICTION; JURY TRIAL WAIVER..............................................................        47
         11.1.    Consent to Jurisdiction........................................................................        47
         11.2.    WAIVER OF JURY TRIAL...........................................................................        47

12.      TERMINATION.............................................................................................        48
         12.1.    Termination of Agreement.......................................................................        48
         12.2.    Effect of Termination..........................................................................        48

13.      MISCELLANEOUS...........................................................................................        48
         13.1.    Entire Agreement; Waivers......................................................................        48
         13.2.    Amendment or Modification......................................................................        49
         13.3.    Severability...................................................................................        49
         13.4.    Successors and Assigns.........................................................................        49
         13.5.    Action by the Sellers' Representative..........................................................        49
         13.6.    Notices........................................................................................        49
         13.7.    Public Announcements...........................................................................        50
         13.8.    Headings, etc..................................................................................        51
         13.9.    Disclosure.....................................................................................        51
         13.10.   Third Party Beneficiaries......................................................................        51
         13.11.   Counterparts...................................................................................        51
         13.12.   Governing Law..................................................................................        51
         13.13.   Expenses.......................................................................................        51
         13.14.   Effect of Execution by Subsequent Sellers......................................................        51

                                    EXHIBITS

Exhibit 3.1.1     Form of Escrow Agreement
Exhibit 3.4       Accounting Methodology
Exhibit 8.12.1    Form of Employment Agreement with Thomas M. Simms
Exhibit 8.12.2    Form of Employment Agreement with Russell Bendel
Exhibit 8.12.3    Form of Employment Agreement with Daniel Dillon
Exhibit 8.12.4    Form of Employment Agreement with Ed Bartholemy

                                    SCHEDULES

Schedule 1        Sellers and Allocation of Equity Purchase Price
Schedule 4.3      Sellers' Consents
Schedule 4.4      Title to Securities
Schedule 4.5      Voting /Share Transfer Restrictions
Schedule 5.1      Organization, Power, Standing and Authority
Schedule 5.2      Stock Obligations
Schedule 5.3      Financial Statements
Schedule 5.4      Title to Assets
Schedule 5.5      Licenses and Permits
Schedule 5.6      Company Consents
Schedule 5.7      Business Locations and Real Property
Schedule 5.8      Litigation
Schedule 5.9      Intellectual Property
Schedule 5.10     Contractual Obligations
Schedule 5.11     Change in Condition
Schedule 5.12     Insurance Policies
Schedule 5.13     Tax Matters
Schedule 5.14     Employee Benefit Plans
Schedule 5.15     Environmental Matters
Schedule 5.16     Labor Relations
Schedule 5.17     Directors
Schedule 5.18     Suppliers
Schedule 5.20     Governmental Consents
Schedule 5.21     No Undisclosed Material Liabilities
Schedule 5.22     Affiliate Transactions
Schedule 7.2      Operation of Business, Related Matters
Schedule 7.13     Related Party Agreements

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 11th day of June, 2004, among SWH Corporation, a California corporation (the "Company," which term shall include each Subsidiary (as defined below) of the Company, except as the context otherwise requires), each holder of Shares, Options and/or Warrants of the Company listed on Schedule 1 (each, an "Initial Seller" and collectively, the "Initial Sellers"), each of the Subsequent Sellers (as defined below) who executes the signature pages hereto after the date hereof, Saunders Karp & Megrue, LLC, not in an individual capacity but solely as representative for the Sellers as provided herein (the "Sellers' Representative") and Bob Evans Farms, Inc., a Delaware corporation (the "Buyer," which term shall include the Purchase Subsidiary (as defined below), except as the context otherwise requires).

                                    RECITALS

      1. Each of the Initial Sellers respectively owns the number of issued and outstanding shares (the "Shares") of Common Stock of the Company, no par value per share (the "Common Stock"), Options and/or Warrants as set forth opposite such Seller's name on Schedule 1.

      2. The Initial Sellers desire to sell and transfer the issued and outstanding Shares held by such Initial Seller to the Buyer and the Buyer desires to acquire such Shares from the Initial Sellers, and each Initial Seller who holds Options and/or Warrants desires to cancel such Options and/or Warrants, all upon the terms and subject to the conditions set forth in this Agreement.

      3. In addition to the Initial Sellers, each holder of Shares, Options and/or Warrants of the Company listed on Schedule 1 as a "Subsequent Seller" (each, a "Subsequent Seller" and, collectively, the "Subsequent Sellers" and, together with the Initial Sellers, each a "Seller" and, collectively, the "Sellers") respectively owns the number of issued and outstanding Shares, Options and/or Warrants set forth opposite such person's name on Schedule 1 hereto.

      4. The Initial Sellers shall present this Agreement to the Subsequent Sellers and, in accordance with the terms of the Shareholders Agreement, shall require, as a condition to this Agreement, that each of the Subsequent Sellers execute a signature page hereto and (i) sell and transfer such Subsequent Seller's Shares to Buyer, (ii) have such Subsequent Seller's Options and/or Warrants cancelled upon the terms and subject to the conditions set forth in this Agreement and (iii) assume the other rights and obligations of Sellers set forth in this Agreement, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

      Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.    DEFINITIONS. For purposes of this Agreement:

      1.1. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined

Term                                                                          Definition
----                                                                          ----------
"Accountants"                                                                 Section 3.4.2
"Acquisition Proposal"                                                        Section 7.10
"Agent"                                                                       Section 1.2.5
"Agreement"                                                                   Preamble
"Buyer"                                                                       Preamble
"Buyer Indemnitees"                                                           Section 10.2
"Closing"                                                                     Section 3.2
"Closing Balance Sheet"                                                       Section 3.4.1
"Closing New Store Expenditures Amount"                                       Section 3.4.1
"Closing Date"                                                                Section 3.2
"Closing Working Capital Amount"                                              Section 3.4.1
"Common Stock"                                                                Recitals
"Company"                                                                     Preamble
"Competing Business"                                                          Section 7.11.1
"Contracts"                                                                   Section 5.10
"EBITDA"                                                                      Section 8.14
"Enterprise Value"                                                            Section 1.2.46
"Equity Purchase Price"                                                       Section 3.1
"Escrow Agent"                                                                Section 3.1.1
"Escrow Agreement"                                                            Section 3.1.1
"Estimated Closing New Store Expenditures Amount"                             Section 3.1.2
"Estimated Closing Working Capital Amount"                                    Section 3.1.1
"Financial Statements"                                                        Section 5.3.1.2
"Fully Diluted Shares"                                                        Section 1.2.33
"Hazardous Substance"                                                         Section 5.15
"Hold-Back Amount"                                                            Section 3.1.1
"Indemnified Party"                                                           Section 10.6
"Indemnifying Party"                                                          Section 10.6
"Initial Sellers"                                                             Recitals
"Insurance Policies"                                                          Section 5.12
"Interim Financials"                                                          Section 5.3.1.2
"IRS"                                                                         Section 5.13.4
"Lease Consents"                                                              Section 7.3.3
"Leases"                                                                      Section 5.7.2
"Licenses"                                                                    Section 5.9.2
"Maximum Aggregate Loss"                                                      Section 10.3.1
"Option Consideration"                                                        Section 2.2
"Option Hold-Back Amount"                                                     Section 3.1
"Options"                                                                     Section 2.2
"Option Working Capital Hold-Back"                                            Section 3.1

Term                                                                          Definition
----                                                                          ----------
"PCBs"                                                                        Section 5.15
"Pension Plan"                                                                Section 1.2.14
"Seller Indemnitees"                                                          Section 10.1
"Sellers"                                                                     Preamble
"Share Consideration"                                                         Section 2.1
"Share Hold-Back Amount"                                                      Section 3.1
"Share Working Capital Hold- Back"                                            Section 3.1
"Shares"                                                                      Recitals
"Straddle Period"                                                             Section 7.7.1
"Subsequent Sellers"                                                          Recitals
"Third Party Claim"                                                           Section 10.6
"Threshold Amount"                                                            Section 10.3
"Warrant Consideration"                                                       Section 2.3
"Warrant Hold-Back Amount"                                                    Section 3.1
"Warrant Working Capital Hold-Back"                                           Section 3.1
"Welfare Plan"                                                                Section 1.2.14
"Working Capital Hold-Back"                                                   Section 3.1.1
"Year End Financials"                                                         Section 5.3.1.1

      1.2. Certain Definitions. The following terms shall have the following meanings:

            1.2.1. "Action" shall mean any judicial or administrative action, suit, claim, order or proceeding, or, to the Knowledge of the Company, any audit or investigation, brought or conducted by a third-party or any Governmental Authority.

            1.2.2. "Affiliate" shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling or controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

            1.2.3. "Balance Sheet" shall mean the audited balance sheet of the Company as of December 31, 2003.

            1.2.4. "Balance Sheet Date" shall mean December 31, 2003.

            1.2.5. "Business" shall mean the business of the Company as such business is currently conducted.

            1.2.6. "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

            1.2.7. "By-laws" shall mean the corporate by-laws of a corporation, as from time to time in effect.

            1.2.8. "Charter" shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

            1.2.9. "Code" shall mean the federal Internal Revenue Code of 1986, as amended and as in effect as of the date hereof.

            1.2.10. "Compensation" shall mean, as applied to any Person, all salaries, compensation, remuneration or bonuses, and all retirement, vacation, insurance or other fringe benefits paid or provided, directly or indirectly, by the Company to such Person.

            1.2.11. "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy, sales order, purchase order or other document or instrument (including any document or instrument evidencing any indebtedness but excluding the Charter and By-laws of such Person) to which or by which such Person is legally bound.

            1.2.12. "Debt" means all obligations of the Company to any Person (including a Seller or any of its Affiliates) in respect of, without duplication: (i) borrowed money, (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) the deferred or unpaid purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) capital leases, (v) conditional sale or other title retention agreements, (vi) reimbursement obligations with respect to letters of credit, bankers' acceptances or surety bonds (without duplication of other obligations included in this definition that are guaranteed thereby and net of cash collateral in respect thereof), (vii) dividends payable to any Person, (viii) cash overdrafts, (ix) payments contingent upon the completion of the transactions contemplated hereby, (x) Guarantees of the obligations described in clauses (i) through (ix) above of any other Person and (xi) interest, premium, penalties and other amounts owing in respect of any of the items described in clauses (i) through (x) above. Notwithstanding anything to the contrary contained herein, the Company's obligation to pay $2.5 million in settlement costs relating to the Wage and Hour Disputes shall constitute Debt for purposes of this Agreement.

            1.2.13. "Distribution" shall mean, with respect to the capital stock of, partnership interest of or other evidence of beneficial interest in any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of such capital stock or beneficial interest; (ii) the purchase, redemption or other retirement of any shares of any class of such capital stock or beneficial interest, directly, or indirectly through a Subsidiary or otherwise; and (iii) any other distribution on or in respect of any shares of any class of such capital stock, partnership interest or other beneficial interest, or on or in respect of any stock appreciation or similar right.

            1.2.14. "Employee Plan" shall mean any (i) welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"); (ii) pension benefit plan within the meaning of Section 3(2) of ERISA (a "Pension Plan");
(iii) stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan.

            1.2.15. "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

            1.2.16. "Environmental Laws" shall mean any federal, state, local or municipal law, statute, regulation or ordinance imposing liability or establishing standards of conduct for protection of the environment.

            1.2.17. "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended.

            1.2.18. "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

            1.2.19. "Governmental Authority" shall mean any domestic or foreign national, state, multi-state or municipal or other local government or any subdivision, agency, commission or authority or regulatory or administrative agency thereof.

            1.2.20. "Governmental Order" shall mean any ruling, award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.

            1.2.21. "Guarantee" shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

            1.2.22. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            1.2.23. "Intangible" shall mean any patent; patent application; tradename; trademark; service mark; registration application; domain name; proprietary customer, supplier or potential market partner list; logo; copyright; copyright application; proprietary recipe, ingredient list, process or store concept; trade secret or computer software (other than commercially available, prepackaged computer software generally available to the public pursuant to non-exclusive end-user license).

            1.2.24. "Investment" shall mean (i) any share of capital stock, partnership or other equity interest, evidence of indebtedness or other security issued by any other Person, (ii) any loan, advance, prepayment or extension of credit to, or contribution to the capital of, any other Person (other than the creation of receivables in the Ordinary Course of Business), (iii) any acquisition of a business of any other entity or (iv) any commitment or option to acquire or make any of the foregoing.

            1.2.25. "Knowledge" shall mean, with respect to a Person, the actual knowledge of the specified Person. In the case of the Knowledge of the Company, "Knowledge" shall mean the actual knowledge of each of Thomas M. Simms, Russel
W. Bendel, Edward T. Bartholemy, Daniel R. Dillon, Ira Fils and James Stiefel.

            1.2.26. "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international or multinational constitution, treaty, statute, ordinance, code, rule or regulation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.

            1.2.27. "Lien" shall mean any mortgage, pledge, lien, security interest, attachment or other similar encumbrance.

            1.2.28. "Loss" shall mean any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, suits, actions or causes of action, awards, assessments, interest, fines, penalties, costs and expenses of all investigations, proceedings, judgments, orders or settlements (including reasonable fees and expenses of attorneys, accountants and other experts); provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of any amounts recovered by the Indemnitee under insurance policies in effect prior to the Closing with respect to such Loss or any Tax Benefit realized by the Indemnitee.

            1.2.29. "Material Adverse Effect" shall mean any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts, circumstance or development is materially adverse to the Business, assets or liabilities, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole, or that materially and adversely affects the ability of the Sellers to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

            1.2.30. "Ordinary Course of Business" shall mean the ordinary course of the Business, consistent with past practices.

            1.2.31. "Permitted Lien" shall mean (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in the Business, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

            1.2.32. "Person" shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or other entity other than any Governmental Authority.

            1.2.33. "Price Per Common Share" shall mean an amount equal to (i) the sum of (a) the Equity Purchase Price, (b) the aggregate exercise price of all Options outstanding immediately prior to the Closing and (c) the aggregate exercise price of all Warrants outstanding immediately prior to the Closing divided by (ii) the sum of (x) the number of shares of Common Stock which are issued and outstanding immediately prior to the Closing, (y) the number of shares of Common Stock subject to Options outstanding immediately prior to the Closing and (z) the number of shares of Common Stock subject to Warrants outstanding immediately prior to the Closing (the sum of (x), (y) and (z) shall be referred to herein as the "Fully Diluted Shares").

            1.2.34. "Purchase Subsidiary" shall mean Mimi's Cafe, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Buyer to be created prior to the Closing Date.

            1.2.35. "Seller's Percentage" shall mean, as to each Seller (calculated as of the Closing Date), a percentage equal to (i) the sum of (a) the number of shares of Common Stock owned by such Seller, (b) the number of shares of Common Stock subject to Options owned by such Seller and (c) the number of shares of Common Stock subject to Warrants owned by such Seller divided by (ii) the Fully Diluted Shares.

            1.2.36. "Shareholders Agreement" shall mean the Company's Shareholders Agreement dated as of October 31, 1996, as amended from time to time.

            1.2.37. "SKM Sellers" shall mean, collectively, SK Equity Fund, L.P., SKM Equity Fund III, L.P., SK Investment Fund, L.P. and SKM Investment Fund.

            1.2.38. "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

            1.2.39. "Tax" shall mean (i) any federal, state, local or foreign income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, including all interest, fines, penalties and additions with respect to any of the foregoing, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's taxes as a transferee or successor, by contract or otherwise.

            1.2.40. "Tax Benefit" shall mean, with respect to a taxable year of a Person and without duplication, the excess, if any, of (i) such Person's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss or other payment at issue for all taxable years, over (ii) such Person's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss or other payment at issue for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year), such Person's calculation (which calculation shall be made in good faith and shall be accompanied by a reasonably detailed explanation delivered to the Indemnifying Party and such other information as is reasonably requested by the Indemnifying Party) being binding on all parties hereto without any other party's review of any books, records or Tax Returns of such Person; provided, however, that if all or a portion of the Tax Benefit associated with a Loss or other payment is expected to reduce such Person's Taxes in one or more taxable years subsequent to the taxable year in which an indemnification payment is due pursuant to this Agreement, the Tax Benefit for the taxable year in which such indemnification payment is due shall be equal to the portion, if any, of such Tax Benefit that actually reduces such Person's Taxes as described above for such taxable year (and/or one or more prior taxable years), with the indemnifying party making the indemnification payment without reduction for any future Tax Benefits, on a present-value basis or otherwise; and provided further, however, that to the extent the indemnified party recognizes Tax Benefits with respect to a Loss or other payment in any future taxable year(s) with respect to which the indemnified party has received one or more indemnification payments, the indemnified party shall pay the amount of such Tax Benefits to the indemnifying party as such Tax Benefits are actually recognized by the indemnified party (but not in excess of the indemnification payment(s) actually received from the indemnifying party with respect to the Loss or other payment generating the Tax Benefits).

            1.2.41. "Tax Return" shall mean any federal, state, local or foreign return, report, statement or form relating to any Tax and any claim for refund of Tax, and any declaration of estimated Tax, and any schedule or attachment to any of the foregoing or amendment thereto, including, where permitted or required, any consolidated, combined or unitary returns for any group of entities.

            1.2.42. "Transaction Expenses" shall mean all fees and expenses incurred by the Company (at or prior to the Closing) in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby, including the fees and expenses of Straddling Yocca Carlson & Rauth, Ropes & Gray LLP, Piper Jaffray & Co. and Ernst & Young LLP and the $100,000 fee payable to the Company's Vice President, Finance, in connection with the Closing.

            1.2.43. "Wage and Hour Disputes" means (a) the claim set forth in Ahmed Elzarie v. SWH Corporation, et al. which is the subject of the Joint Stipulation of Settlement and Release to which the Company is a party dated as of January 29, 2004, and (b) the claim set forth in Kortnee Sagely vs. SWH Corporation, et al. which is the subject of the summons and complaint filed March 30, 2004 naming the Company as a party and any claim by a similarly situated current or former employee with respect to any pre-Closing Date period and based on the specific causes of action asserted therein with respect to (i) the Company's failure to provide appropriate rest and meal periods and/or to provide itemized records and pay hourly wages and overtime in connection therewith and (ii) employees' not being furnished with at least half of a scheduled day's work.

            1.2.44. "Warrants" shall mean (a) the Warrant to purchase shares of Common Stock issued to FSC Corp. on October 31, 1996 and (b) the Warrant to purchase shares of Common Stock issued to Comerica Bank - California on October 31, 1996.

            1.2.45. "Working Capital" shall mean the amount equal to (i) current assets of the Company minus (ii) current liabilities of the Company, calculated in accordance with the methodology set forth on Exhibit 3.4 attached hereto.

            1.2.46. "Equity Purchase Price" shall mean the agreed upon enterprise value of the Company of $182,000,000 (the "Enterprise Value") less:
(i) an amount sufficient to pay the Company's outstanding Debt (including any prepay penalties in respect of Debt actually being prepaid) and (ii) an amount sufficient to pay the Transaction Expenses.

      1.3. Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1:

            1.3.1. The words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

            1.3.2. The words "party" and "parties" shall refer to the Sellers, the Sellers' Representative, the Company and the Buyer.

            1.3.3. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

            1.3.4. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied.

            1.3.5. The word "including" shall mean including without limitation.

2.    ACQUISITION.

      Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, each of the Sellers and the Buyer hereby agree that on the Closing Date:

      2.1. Sale of Shares. Each of the Sellers severally will sell, transfer and deliver to the Buyer, free and clear of any Liens, the number of Shares of Common Stock set forth opposite such Seller's name on Schedule 1 and, in consideration thereof, the Buyer will pay to each Seller an amount equal to the number of Shares of Common Stock so transferred by such Seller multiplied by the Price Per Common Share (in the aggregate, the "Share Consideration"), subject to Section 3 below.

      2.2. Treatment of Options. Each option to purchase Common Stock of the Company (the "Options") shall expire and terminate on the Closing Date and the holder of such Options shall be entitled to receive from the Company on or after the first Business Day after the Closing Date, upon delivery by such Seller of an acknowledgement of such expiration and termination, in form and substance reasonably satisfactory to the Buyer, an amount equal to (i) the Price Per Common Share less the exercise price of such Option multiplied by (ii) the number of shares of Common Stock subject to such Option (the "Option Consideration"), less applicable Tax withholding, subject to Section 3 below.

      2.3. Treatment of Warrants. The Warrants shall terminate on the Closing Date and each holder of the Warrants shall be entitled to receive, upon delivery by such Seller of an acknowledgement of such termination, in form and substance reasonably satisfactory to the Buyer, an amount equal to (i) the Price Per Common Share less the exercise price of such Warrant multiplied by (ii) the number of shares of Common Stock subject to such Warrant (the "Warrant Consideration"), subject to Section 3 below.

3.    PAYMENT AND CLOSING.

      3.1. Payments at Closing; Adjustments.

            3.1.1. At the Closing, the Buyer shall (w) deliver to the Sellers' Representative the Share Consideration less $8,169,413 (the "Share Hold-Back Amount") and $2,693,213 (the "Share Working Capital Hold-Back") for payment by the Sellers' Representative to the Sellers as contemplated by Section 3.1.1.1,
(x) deliver the Option Consideration less $861,850 (the "Option Hold-Back Amount") and $284,127 (the "Option Working Capital Hold-Back") to the Company for payment by the Company to the holders of Options on or after the Business Day immediately following the Closing Date as contemplated by Section 3.1.1.2,
(y) deliver to the Sellers' Representative the Warrant Consideration less $68,737 (the "Warrant Hold-Back Amount" and, together with the Share Hold-Back Amount and the Option Hold-Back Amount, the "Hold-Back Amount") and $22,660 (the "Warrant Working Capital Hold-Back" and, together with the Share Working Capital Hold-Back and the Option Working Capital Hold-Back, the "Working Capital Hold-Back") for payment by the Sellers' Representative to the holders of Warrants as contemplated by Section 3.1.1.3, and (z) deliver the Hold-Back Amount and the Working Capital Hold-Back in immediately available funds by wire transfer to a mutually agreed upon escrow agent (the "Escrow Agent") under an escrow agreement to be entered into at Closing by Sellers' Representative, Buyer and the Escrow Agent substantially in the form attached hereto as Exhibit 3.1.1 (the "Escrow Agreement"). The Equity Purchase Price and Enterprise Value are subject to adjustment as provided herein.

                  3.1.1.1 Each Seller shall be entitled to receive from the Sellers' Representative out of the Equity Purchase Price in respect of their Shares of Common Stock, to such account or accounts as each Seller specifies, an amount equal to (A) the Price Per Common Share multiplied by
      (B) the number of Shares of Common Stock owned by such Seller immediately prior to the Closing, less such Seller's Seller's Percentage of the Share Hold-Back Amount and the Share Working Capital Hold-Back.

                  3.1.1.2 Each Seller who holds Options and delivers the documentation referred to in Section 2.2 shall be entitled to receive from the Company on or after the first Business Day after the Closing Date, at the account or accounts specified by the holder of such Options, the Option Consideration attributable to such Seller, less such Seller's Seller's Percentage of the Option Hold-Back Amount and the Option Working Capital Hold-Back.

                  3.1.1.3 Each Seller who holds Warrants and delivers the documentation referred to in Section 2.3 shall be entitled to receive from the Sellers' Representative out of the Equity Purchase Price, to such account or accounts as each holder of Warrants specifies, the Warrant Consideration attributable to such Seller, less such Seller's Seller's Percentage of the Warrant Hold-Back Amount and the Warrant Working Capital Hold-Back.

            3.1.2. At the Closing, the Buyer shall also pay by wire transfer of immediately available funds: (i) to such account or accounts as the Company specifies, an amount sufficient to prepay the Company's outstanding Debt in respect of borrowed money pursuant to the Financing Agreement as defined on
Schedule 5.6 hereto, and (ii) to such account or accounts as the Company specifies, an amount sufficient to pay the Transaction Expenses.

            3.1.3. Working Capital Adjustment. Not less than two days prior to the Closing Date, the Sellers' Representative, on behalf of the Sellers, will cause the Company to prepare an estimate of the Working Capital of the Company as of the Closing (the "Estimated Closing Working Capital Amount"), determined in accordance with Section 3.4.1, as if it were the actual Closing Working Capital Amount, but based on the Sellers' Representative's review of financial information then reasonably available to the Sellers' Representative and inquiries of personnel responsible for the preparation of the financial information of the Company in the ordinary course. The Enterprise Value will be reduced or increased, as the case may be, by the amount by which the Estimated Closing Working Capital Amount is less than or more than an amount equal to $(201,700) multiplied by the number of restaurants open as of the Closing Date (which amount would be $(16,338,000) as of the date hereof).

      3.2. Time and Place of Closing. The consummation of the transactions described above (the "Closing") (other than the transactions described in Section 3.1.1.2, which shall take place as described therein), shall take place at the offices of Straddling Yocca Carlson & Rauth, at 10:00 a.m. (local time) on July 7, 2004 or, if all conditions precedent to Closing set forth in Sections 8 and 9 hereof shall not have been satisfied at such date, two Business Days after the satisfaction or waiver of all conditions precedent to Closing which can be satisfied prior to Closing (the day on which the Closing takes place being referred to herein as the "Closing Date"). Except as otherwise provided in
Section 12, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

      3.3. Delivery. At the Closing: (a) each of the Sellers shall deliver to the Buyer the certificate or certificates evidencing all of the Shares of Common Stock owned by such Seller, together with a duly executed stock power; (b) each holder of Options and Warrants shall deliver to the Buyer evidence of the cancellation of all Options and Warrants owned by such holder in form and substance reasonably satisfactory to the Buyer; and (c) each party will deliver to the other such certificates and other documents as are contemplated hereby.

      3.4. Post-Closing Adjustment Mechanics.

            3.4.1. As soon as practicable (and in no event later than 45 days after the Closing), the Buyer and the Sellers' Representative shall jointly prepare or cause to be prepared (a) a balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet") and (b) a statement of the Working Capital of the Company reflected on the Closing Balance Sheet (the "Closing Working Capital Amount"). The Closing Balance Sheet and the Closing Working Capital Amount will be prepared and determined in accordance with GAAP, using the same policies, principles and methodology used in connection with the preparation of the Financial Statements and in accordance with the methodology set forth in Exhibit 3.4 attached hereto. To the extent of any inconsistency between the methodology described on Exhibit 3.4 and that used in the preparation of the Financial Statements, the terms of Exhibit 3.4 will govern. In connection with the preparation of the Closing Balance Sheet and the Closing Working Capital Amount, the Buyer and the Sellers shall each provide the other party and their representatives with reasonable access to the personnel, books, records, documents and other information of the Company. Each party agrees to make reasonable representations or provide such other assurances as are reasonably requested by the other party's independent accountants in connection with such access. The Buyer and the Seller's Representative shall jointly notify the Escrow Agent of the Closing Working Capital Amount promptly following its determination.

            3.4.2. If the Buyer and the Sellers' representatives cannot agree on the final Closing Balance Sheet and the Closing Working Capital Amount within 60 days after the Closing, the parties shall submit their final calculations of the items in dispute to KPMG LLP or, if such firm declines to serve, then to another nationally recognized accounting firm selected upon mutual agreement of the parties (the "Accountants"), for resolution within 30 days or as soon thereafter as reasonably practicable. If the Buyer and the Sellers' Representative are unable to agree upon the Accountants within the 60 day period after the Closing, then the Accountants shall be determined by the American Arbitration Association. The Accountants shall review such final calculations and render a report as to the disputes and the resulting Closing Balance Sheet and Closing Working Capital Amount. In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Accountants. The decision by the Accountants shall be final and binding on the parties. The costs and expenses of the Accountants shall be paid on a proportionate basis by the Sellers, on the one hand, and the Buyer, on the other, based on the inverse proportion of the respective percentages of the dollar value of disputed issues determined in favor of the Sellers' Representative and the Buyer. The Buyer and the Sellers' Representative shall make available to the Accountants all relevant books and records relating to the calculations submitted and all other information reasonably requested by the Accountants.

      3.5. Adjustments to the Enterprise Value. Upon the final determination of the Closing Working Capital Amount, the Enterprise Value will be adjusted as follows:

            3.5.1. If the Closing Working Capital Amount exceeds the Estimated Closing Working Capital Amount, then the Enterprise Value will be increased by, and the Buyer will pay the Sellers' Representative, on behalf of the Sellers, the amount of such difference.

            3.5.2. If the Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, then the Enterprise Value will be decreased by the amount of such difference, and the Buyer shall be entitled to payment of such amount from the Working Capital Hold-Back (and, if necessary, the Hold-Back Amount) pursuant to the Escrow Agreement.

Any payment in respect of the net adjustment required to be made pursuant to this Section 3.5 will be made by the Buyer or by the Escrow Agent, as applicable, in cash by wire transfer of immediately available funds to an account or accounts specified by the Buyer or the Sellers' Representative, on behalf of the Sellers, as applicable, in writing, within five Business Days after the final determination of the Closing Working Capital Amount.

      3.6. Escrow Hold-Back.

            3.6.1. The parties agree that the Hold-Back Amount and the Working Capital Hold-Back shall be deposited in an account (the "Hold-Back Account") with Escrow Agent, to be held and administered in accordance with the terms and conditions of the Escrow Agreement against which Hold-Back Account the Buyer shall be entitled to recover any (a) amounts owing to the Buyer pursuant to Sections 3.5.2 out of the Working Capital Hold-Back and, if necessary, the Hold-Back Amount and (b) Losses that may be suffered by the Buyer or another Buyer Indemnitee for which the Buyer or such Buyer Indemnitee is entitled to indemnity pursuant to Section 7.7 or Section 10 (an "Escrow Claim"), all in accordance with the Escrow Agreement.

            3.6.2. Escrow Claims shall be made, and may be disputed, in accordance with the terms and conditions of the Escrow Agreement. Upon determination by the parties as to the agreed amount of the Losses as provided in the Escrow Agreement, amounts shall be released from the Hold-Back Account to satisfy such claims as determined in accordance with the terms of the Escrow Agreement.

            3.6.3. In accordance with the terms of the Escrow Agreement, on the first anniversary of the Closing Date, the Escrow Agent shall distribute the remaining balance in the Hold-Back Account to the Sellers' Representative, on behalf of the Sellers, less the then existing Claim Reserves (as defined in the Escrow Agreement), in each case in the proportions set forth on Schedule 1. The amount, if any, remaining after the resolution of any Open Claims (as defined in the Escrow Agreement) shall be distributed to the Sellers promptly after their resolution pursuant to the terms of the Escrow Agreement, in each case in the proportions set forth on Schedule 1.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, solely as to itself, represents and warrants that:

      4.1. Organization and Authority. In the case of a Seller that is not an individual, such Seller is an entity duly formed, legally existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

      4.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, is Enforceable against such Seller.

      4.3. Non-Contravention, etc. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any Contractual Obligation to which such Seller is a party or by which such Seller is, or the Shares to be sold by such Seller hereunder are, bound or any Legal Requirement applicable to such Seller or to the Shares to be sold by such Seller. Assuming expiration or termination of all applicable waiting periods under the HSR Act, no consent or approval is required to be obtained by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller or the sale of the Shares to be sold by such Seller as contemplated hereby, except as set forth in Schedule 4.3, and other than any consent where the failure of such Seller to obtain such consent would not adversely affect the Seller's ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement.

      4.4. Title to Securities. Except as set forth on Schedule 4.4, such Seller is the record and beneficial owner of and has good and valid title to the Shares of Common Stock, Options and/or Warrants set forth opposite such Seller's name on Schedule 1, free and clear of any Liens except as created by the Shareholders Agreement (which Lien shall be terminated at or prior to Closing). There are no pending proceedings against such Seller affecting its respective Shares of Common Stock, Options and/or Warrants. In the case of any Seller who owns Shares of Common Stock, upon delivery of the certificate(s) representing such Seller's Shares of Common Stock at the Closing duly endorsed in blank or accompanied by a duly executed stock power with respect to such Shares, such Shares will be assigned, conveyed and delivered to the Buyer, free and clear of any and all Liens.

      4.5. Voting Trusts, etc. Except as set forth on Schedule 4.5, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which such Seller is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of capital stock of the Company or Options and/or Warrants, if held by such Seller. Each voting trust, shareholder agreement, commitment, undertaking, understanding, proxy or other restriction set forth on Schedule 4.5, will be terminated in its entirety at or prior to the Closing.

      4.6. Brokers, etc. Except as contemplated by Section 5.19, no broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee from the Company or such Seller in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of such Seller.

5. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. The Company represents and warrants to the Buyer that:

      5.1. Organization, Power, Standing and Authority.

            5.1.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to execute, deliver and perform this Agreement, to own its property, to carry on the Business as currently conducted and to consummate the transactions contemplated hereby. The Company has heretofore made available to the Buyer a true and complete copy of (a) the Charter and By-laws of the Company, (b) the minute books of the Company, and (c) the stock ledger (or equivalent document) of the Company, each of which is accurate and complete through the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing as such, in each jurisdiction where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate (or other) action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

            5.1.2. Schedule 5.1 sets forth: (1) the name and jurisdiction of organization of each Subsidiary of the Company; (2) the number of shares of authorized capital stock of each class of capital stock, or membership interests, of each such Subsidiary; and (3) the number of issued and outstanding shares of each class of capital stock, or membership interests, of each such Subsidiary, the names of the record holders thereof and the number of shares held by each such holder. Each Subsidiary of the Company is duly organized, validly existing and in good standing as a corporation or limited liability company, as the case may be, under the laws of the jurisdiction of its organization. Each Subsidiary of the Company has full corporate or limited liability company power and authority, as the case may be, to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation or limited liability company, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing as could not be reasonably expected to have a Material Adverse Effect. All of the issued and outstanding shares of capital stock or membership interests of each Subsidiary of the Company are duly authorized, have been validly issued, are fully paid and non-assessable, were not issued in violation of any law or the preemptive right of any stockholder and are held of record by the Company. There is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other Contractual Obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of capital stock or membership interests of any Subsidiary of the Company or other securities convertible into or exchangeable for capital stock of any Subsidiary of the Company (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. There are no agreements to register any securities of any Subsidiary of the Company or sales or resales thereof under the federal or state securities laws.

      5.2. Capitalization and Investments.

            5.2.1. As of the date hereof, the authorized capital stock of the Company consists of 200,000 shares of Common Stock. As of the date hereof, the total capital stock issued and outstanding of the Company (including a list of the record holders of the outstanding capital stock of the Company and the number of shares held) is set forth on Schedule 1. All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable.

            5.2.2. Except as set forth on Schedule 5.2, there is no Contractual Obligation, Charter, or By-law provision which obligates the Company to issue, purchase or redeem, or make any payment in respect of, any shares of capital stock or other securities convertible into or exchangeable or exercisable for shares of capital stock or partnership interests or which provides for any stock appreciation or similar right or grants any right to share in the equity, income, revenues or cash flow of the Company.

            5.2.3. Except as set forth on Schedule 5.2, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of capital stock of the Company. Each voting trust, shareholder agreement, commitment, undertaking, understanding, proxy or other restriction set forth on Schedule 5.2, will be terminated in its entirety at or prior to the Closing.

            5.2.4. Except as set forth on Schedule 5.2, the Company has no Investment in any Person other than Investments in (a) demand deposit or money market accounts and (b) cash equivalents (i.e., marketable obligations issued or guaranteed by the government of the United States that mature within 180 days of the acquisition thereof or money market funds that invest in securities similar to such United States government securities).

      5.3. Financial Statements, etc.

            5.3.1. Financial Information. The Company has heretofore delivered to the Buyer true and complete copies of each of the following:

                  5.3.1.1 The audited consolidated balance sheets of the Company as of December 31, 2001, 2002 and 2003, and the audited consolidated statements of operations, of shareholders' equity (deficiency), and of cash flow for the respective fiscal years ended December 31, 2001, 2002 and 2003, together with the notes thereto, each accompanied by the audit report of Ernst & Young LLP (the "Year End Financials").

                  5.3.1.2 An unaudited financial statement of the Company, consisting of a consolidated balance sheet as of May 31, 2004, and the related statements of operations, of shareholders' equity (deficiency) and of cash flow for the five month period ending on that date (the "Interim Financials" and together with the Year End Financials, the "Financial Statements").

            5.3.2. Character of Financial Information. Except as set forth on
Schedule 5.3, the Financial Statements (including the notes thereto) were prepared in accordance with GAAP consistently applied throughout the periods specified therein, and present fairly, in all material respects, the financial position and results of operations of the Company for the periods specified therein, subject in the case of the Interim Financials to an absence of notes and normal year-end adjustments, and are consistent with the books and records of the Company.

      5.4. Title to Assets. The Company has good title to or, in the case of property held under lease or any other Contract, a valid and Enforceable right to use, all of the properties, rights and assets reflected on the Balance Sheet (collectively, the "Assets"), except for Assets which have been sold or otherwise disposed of since the Balance Sheet Date as described under Section
5.11 hereof. The Assets are not subject to any Lien other than Liens described on Schedule 5.4 and Permitted Liens. To the Knowledge of the Company, the tangible Assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted.

      5.5. Licenses, Permits, Compliance with Laws, etc. The Company holds all licenses, permits, franchises and other authorizations under any Legal Requirement necessary for the conduct of the Business as currently conducted, except licenses, permits, franchises and other authorizations the failure of which to have been obtained has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The operations of the Business as heretofore or currently conducted were not and are not in violation of, nor is the Company in default or violation under, any Legal Requirement, except for such violations or defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      5.6. Non-Contravention, etc. Neither the execution and delivery of this Agreement nor the consummation by the Company of any of the transactions contemplated hereby does or will constitute, result in or give rise to (a) a breach of or a default or violation under any provision of the Charter or By-laws of the Company or (b) except as set forth on Schedule 5.6 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) a breach or violation under any provision of any Contract of the Company, (ii) the acceleration of the time for performance of any obligation under any such Contract, (iii) the imposition of any Lien upon or the forfeiture of any asset of the Company (including any such asset held under a lease or license) or (iv) a requirement that any consent under, or waiver of, any such Contract, Charter or By-law provision be obtained.

      5.7. Real Property.

            5.7.1. Schedule 5.7 sets forth a list of the addresses of each location at which any furniture, fixtures, equipment or inventory is located or where the Company has an office or other place of business.

            5.7.2. The Company does not own any real property.

            5.7.3. Schedule 5.7 lists all contracts for the lease or sublease of real property by the Company currently in effect (the "Leases"). The Company has made available to the Buyer correct and complete copies of the Leases (as amended or modified to date). With respect to each Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                  5.7.3.1 the Lease is Enforceable;

                  5.7.3.2 except as set forth on Schedule 5.7, neither the Company nor any other party to the Lease is in material breach or default, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  5.7.3.3 with respect to each Lease that is a sublease, the representations and warranties set forth in subsections 5.7.3.1 through
      5.7.3.2 above are true and correct with respect to the underlying Lease;
      and

                  5.7.3.4 all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

            5.7.4. With respect to all real property set forth on Schedule 5.7, whether owned or leased, except as specifically set forth on Schedule 5.7.

                  5.7.4.1 The Company is in exclusive possession thereof and of all easements, licenses or rights required by applicable laws, rules and regulations for use and occupancy as are necessary to conduct the Business thereon and has not received written notice of any violation of any law, rule or regulation with respect thereto except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect;

                  5.7.4.2 To the Knowledge of the Company (i) no portion thereof is subject to any pending condemnation proceeding or other proceeding by any public or quasi-public authority, and (ii) there is no threatened condemnation or other proceeding with respect thereto;

                  5.7.4.3 The Company is not a party to any material written or oral agreement or undertaking with any Governmental Authority or any owners or users of properties adjacent to any restaurant or other facility located on any parcel of such real property relating to the use, operation or maintenance of such restaurant or other facility or any adjacent real estate;

                  5.7.4.4 The transactions contemplated by this Agreement will not result in the incurrence of any conveyance or real estate Taxes by the Company or the

      Buyer and will not require the Company or the Buyer to make any filing with any Governmental Authority in connection with such real property; and

                  5.7.4.5 The Company has not received any written notice of (i) any contemplated or pending change in the zoning classification or permitted use of any such real property; (ii) of any special assessments payable after the date hereof with respect to any such real property; or
      (iii) any default under any easement, covenant, document or agreement included in the Permitted Liens, except for defaults which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the manner in which such real property is currently being used by the Company.

      5.8. Litigation, etc. Except as set forth on Schedule 5.8, (i) there is no Action pending or threatened in writing against the Company or any property or assets of the Company and (ii) the Company is not subject to any judgment, decree, writ, injunction or order of any Governmental Authority.

      5.9. Intellectual Property Rights.

            5.9.1. Owned Intangibles. Schedule 5.9 lists all Intangibles that are owned by the Company. Except as disclosed on Schedule 5.9, (i) the Company possesses all right, title and interest in and to each Intangible listed on
Schedule 5.9, free and clear of any Lien, (ii) to the Knowledge of the Company, the ownership and uses, as the case may be, by the Company of any Intangibles does not infringe any rights of any third party, (iii) such Intangibles are not subject to any outstanding injunction, judgment, order, decree or ruling, (iv) no Action is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of such Intangibles, (v) there is no license or other Contractual Obligation under which the Company is a licensor with respect to any such Intangible and (vi) to the Knowledge of the Company, no activity of any third party infringes upon the rights of the Company with respect to any such Intangible.

            5.9.2. Licensed Intangibles. Schedule 5.9 lists all material Intangibles not owned by the Company which are used in the Business, other than commercially available computer software programs licensed under "shrink wrap" or other comparable standard form licenses, and lists each license or other Contractual Obligation under which any such Intangible is used by the Company (collectively, the "Licenses"). Except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the use by the Company of the Intangibles listed on
Schedule 5.9 does not infringe any rights of any third party, (ii) each License is legal, valid, binding, Enforceable and in full force and effect, (iii) no party to a License is in breach or default thereof, (iv) the Intangibles underlying each License are not subject to any outstanding injunction, judgment, order, decree or ruling and (v) no activity of any third party infringes upon the rights of the Company with respect to any of the Licenses.

      5.10. Contracts, etc. Set forth on Schedule 5.10 hereto is a true and complete list of all of the following Contractual Obligations of the Company (collectively, the "Contracts"):

            5.10.1. all Contractual Obligations involving collective bargaining agreements and other labor agreements, all employment or consulting agreements, and all other plans, agreements, arrangements, practices or other Contractual Obligations (other than any Employee Plan) which constitute Compensation or benefits, including post-retirement, severance or termination benefits, to any of the officers or employees or former officers or employees of the Company, except for non-written obligations arising generally in connection with employment-at-will employment relationships;

            5.10.2. all Contractual Obligations under which the Company is or may become obligated to pay any brokerage, finder's or similar fees or expenses in connection with, or has incurred any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or consummation of the transactions contemplated hereby, other than any such fees payable to Piper Jaffray & Co.;

            5.10.3. all Contractual Obligations (including options) to sell or otherwise dispose of any assets other than in the Ordinary Course of Business;

            5.10.4. all Contractual Obligations under which the Company has or will have after the Closing any liability or obligation to or for the benefit of any shareholder, any Affiliate of any shareholder or any other Affiliate of the Company;

            5.10.5. all Contractual Obligations (other than Leases) under which the Company has any liability or obligation for any Debt or constituting a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting a Guarantee of any liability or obligation of the Company (including partnership and joint venture agreements), in each case having a value of at least $100,000 in any year or $1,000,000 in the aggregate;

            5.10.6. all Contractual Obligations under which the Company is or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

            5.10.7. all Contractual Obligations for the sale or purchase of products or provision of services by or to the Company (other than ordinary course purchase orders or sales orders) that (i) involve products or services having a value of at least $100,000 in any year or $1,000,000 in the aggregate,
(ii) have a term extending more than one year after the Closing Date, or (iii) to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party;

            5.10.8. all Contractual Obligations relating to advertising having a value of at least $100,000 in any year or $1,000,000 in the aggregate;

            5.10.9. all Contractual Obligations having a value of at least $100,000 in any year or $1,000,000 in the aggregate under which any tangible personal property is held or used by the Company;

            5.10.10. all Contractual Obligations having a value of at least $100,000 in any year or $1,000,000 in the aggregate under which the Company is liable as lessor with respect to any tangible personal property;

            5.10.11. all Contractual Obligations under which the Company is a licensor with respect to any Intangibles or otherwise grants or receives any franchise, royalty, license fees or similar rights;

            5.10.12. all Contractual Obligations under which the Company is or may be prohibited or restricted from competing (i) in any business, (ii) in any geographic area and/or (iii) for any current or potential customers anywhere in the world;

            5.10.13. all Contractual Obligations with any representative or agent of the Company that has, or could reasonably be likely to have, a value of at least $100,000 in any year or $1,000,000 in the aggregate;

            5.10.14. all Contractual Obligations involving a joint venture or partnership between the Company and any third party, including any employee or agent of the Company and specifically including each of the Company's current or former employees who have entered into a "market partner" or other profit-sharing arrangement with the Company; and

            5.10.15. all other Contractual Obligations (other than Leases and ordinary course purchase orders and other than Contractual Obligations of the type described in Section 5.10.7) which individually have a value in excess of $100,000 in any year or $1,000,000 in the aggregate.

The Company has heretofore made available to the Buyer a true and complete copy of each of the Contracts. Each Contract is Enforceable by the Company, except for such failures to be so Enforceable as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No breach or default by the Company under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default, other than such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, except as set forth on Schedule 5.10 hereto, no breach or default by any other Person under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default, other than breaches and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      5.11. Change in Condition. From and after the Balance Sheet Date to and including the date hereof, the Company has conducted its Business in the Ordinary Course of Business and, except as set forth on Schedule 5.11, since the Balance Sheet Date the Company has not:

            5.11.1. (i) entered into any transaction otherwise than on an arms' length basis, (ii) entered into any transaction with any Affiliate, any of its shareholders or any Affiliate thereof, or (iii) made any Distributions or any other payments or transfers of assets to any shareholder or Affiliate of the Company other than Compensation paid in the Ordinary Course of Business;

            5.11.2. incurred or otherwise become liable in respect of any Debt, except for borrowings and deferred purchase payments in the Ordinary Course of Business that do not exceed $2,000,000 in the aggregate;

            5.11.3. created or suffered the imposition of any Lien upon any assets, whether tangible or intangible, of the Company;

            5.11.4. amended the Charter or By-laws of the Company;

            5.11.5. (i) sold, leased to others or otherwise disposed of any of its assets other than in the Ordinary Course of Business; (ii) entered into or accelerated, terminated, modified or cancelled any Contractual Obligation relating to (A) the purchase of any capital stock of or interest in any Person,
(B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) canceled or compromised any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business) which individually have a value in excess of $100,000 or $1,000,000 in the aggregate, (iv) waived or released any right of material value; or (v) instituted, settled or agreed to settle any material Action;

            5.11.6. (i) made any changes in the rate of Compensation of any director, officer, employee, or consultant to, or agent of the Company, except for changes in the Ordinary Course of Business, or (ii) paid or agreed to pay any Compensation in connection with the transactions contemplated hereby;

            5.11.7. suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its assets, whether tangible or intangible;

            5.11.8. written off or written down, or determined to write off or write down, any of the assets or properties of the Company which individually have a value in excess of $100,000 or $1,000,000 in the aggregate;

            5.11.9. made any change in its customary methods of accounting or accounting practices, other than as required by GAAP, or made any changes it its pricing policies or payment or credit practices, or granted any extensions of credit, other than in the Ordinary Course of Business;

            5.11.10. made any change in the Company's cash management, including with respect to payment of Debt, collection of receivables, payment of payables or maintenance of working capital levels;

            5.11.11. entered into any Contractual Obligation to do any of the things referred to in clauses 5.11.1 through 5.11.10 above; or

            5.11.12. suffered or incurred any Material Adverse Effect, nor any event or events which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

      5.12. Insurance. Set forth on Schedule 5.12 is a list of all liability (including public liability, products liability and automobile liability), workers' compensation, property, casualty, directors and officers, errors and omissions and other policies by which the Company has been insured since January 1, 2004 (the "Insurance Policies"), copies of which have been made available to the Buyer. All premiums for such policies have been timely paid, such policies are in full force and effect and there has been no threatened termination or modification of any such policy. The Company is not in default under any such policy and no event has occurred which with notice or lapse of time, or both, would permit termination or modification of any such policy. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and deductible. There are no material claims by the Company under any such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which the underwriters have reserved their rights. Since January 1, 2002, the Company has not been denied insurance coverage for which it has applied (or withdrawn such an application for insurance in anticipation of being denied coverage).

      5.13. Tax Matters. Except as set forth on Schedule 5.13:

            5.13.1. all material Tax Returns that are required to have been filed by or with respect to the Company have been duly and timely filed and the Company has not received any written claim made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

            5.13.2. the Company has timely paid all Taxes due and payable, whether or not shown as due on such Tax Returns;

            5.13.3. the unpaid Taxes of the Company (including Taxes for which no Tax Returns were yet due) did not as of the date of the most recent Financial Statements exceed the reserve for Taxes on such Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and will not exceed that reserve as adjusted for operations and transactions within the Ordinary Course of Business through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns.

            5.13.4. no Tax Return of the Company (for a period with respect to which the statute of limitations period has not expired) has been the subject of examination or audit by the Internal Revenue Service ("IRS") or any state, local or foreign taxing authority;

            5.13.5. no deficiency has been received by the Company which was asserted or assessed in writing as a result of any examination of any Tax Return of the Company by the IRS and/or a state, local or foreign taxing authority;

            5.13.6. there is no action, suit, proceeding, audit, claim, deficiency or assessment pending (or, to the Knowledge of the Company, threatened) with respect to any Taxes of the

Company, and there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable;

            5.13.7. no waiver of any statute of limitations (other than a waiver no longer in force) has been given or requested in writing by or with respect to any Taxes of the Company, and the Company is not currently a party to any agreement extending the time with respect to a Tax assessment or deficiency;

            5.13.8. no power of attorney with respect to Taxes of the Company is currently in force;

            5.13.9. the Company does not have any equity interest in another entity (other than the Subsidiaries) that is classified for tax purposes as a corporation or partnership;

            5.13.10. the Company does not have any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and is not a party to or bound by any Contractual Obligation relating to any allocation or sharing of Taxes;

            5.13.11. the Company has made available to the Buyer true and complete copies of all material income Tax Returns filed by it with taxing authorities for tax periods ending on or after December 31, 2000 and all requests for extensions or waivers and notices or claims given or received with respect thereto;

            5.13.12. no consent to the application of Section 341(f) of the Code has been made by or on behalf of the Company with regard to any assets or property held, acquired or to be acquired by the Company;

            5.13.13. the Company is not as of the Closing, and has not been during the five-year period ending on the Closing Date, a United States real property holding corporation, and none of the securities issued by the Company pursuant to this transaction either constitute a United States real property interest or are being issued in exchange for a United States real property interest, in each case as determined under Section 897 of the Code;

            5.13.14. the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

            5.13.15. the Company has never been a member of a combined, consolidated or unitary group for any Tax purpose, other than a group of which the Company is the common parent;

            5.13.16. no federal or state tax attribute (including the FICA tip credits and any net operating losses) of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code, Section 383 of the Code or any comparable provision of state law as a result of any "ownership change" (within the meaning of Section

382(g) of the Code or any comparable provision of state law) occurring prior to the Closing Date;

            5.13.17. the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code; and

            5.13.18. the Company has not made any payments, nor is the Company obligated to make any payments or a party to any agreement that could obligate it to make any payments, that may be treated as an "excess parachute payment" under Section 280G of the Code.

      5.14. Employee Benefit Plans.

            5.14.1. Disclosure. Set forth on Schedule 5.14 is a list of all material Employee Plans. With respect to each Employee Plan, the Company has made available to the Buyer true and complete copies of each of the following:
(i) the Employee Plan document together with all amendments; (ii) where applicable, any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iii) any summary Employee Plan descriptions, employee handbooks or similar employee communications; (iv) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter, if any, from the IRS and a copy of any request for such a determination; (v) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, the IRS letter determining that it so qualifies; and (vi) in the case of any Employee Plan for which Forms 5500 are required to be filed, the most recently filed Forms 5500, with schedules attached.

            5.14.2. No Defined Benefit Pension or Multiemployer Plans. None of the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code has ever (i) maintained or been required to contribute to any Employee Plan subject to either Title IV of ERISA or the minimum funding requirements of Code Section 412; or (ii) been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

            5.14.3. Employee Plan Qualification; Employee Plan Administration; Certain Taxes and Penalties. Except as set forth on Schedule 5.14, (i) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter as to the qualification of its form and, to the knowledge of the Company, nothing has occurred or failed to occur that is reasonably expected to cause the IRS to revoke such qualification, except such acts or failures to act as may be corrected by the Company pursuant to Revenue Procedure 2003-44, (ii) each Employee Plan, including any associated trust or fund, has been administered in compliance with its terms and applicable Legal Requirements, except to the extent that a failure to do so would not result in a Material Adverse Effect, and (iii) nothing has occurred with respect to any Employee Plan that has subjected or could subject the Company to a material liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or section 6652 of the Code. Each participant directed Pension Plan, if any, is intended to constitute an "ERISA Section 404(c) Plan" within the meaning of Department of Labor Regulation Section 1.404(c)-1, and each Pension Plan is in compliance with the applicable provisions of such Department of Labor Regulations, except to the extent that a failure to do so would not result in a Material Adverse Effect.

            5.14.4. All Contributions and Claims and Premiums Paid. Except as set forth in Schedule 5.14, (i) all required contributions, assessments and premium payments required to be made by the Company on account of each Employee Plan have been made or, to the extent not made, accrued in accordance with GAAP,
(ii) there are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies relating to an Employee Plan, other than routine claims for information or benefits in the normal course that would be reasonably expected to result in material liability to the Company, and (iii) no Employee Plan is or within the last three calendar years has been the subject of examination by a Governmental Authority or a participant in a government sponsored amnesty, voluntary compliance or similar program.

            5.14.5. Retiree Benefits; Certain Welfare Plans. Other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. The Company does not have any trust or fund that is intended to be exempt under Section 501(c)(9) of the Code that is associated with any Employee Plan.

      5.15. Environmental Matters. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company in respect of (a) noncompliance by the Company with any Environmental Law or (b) release into the environment of any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas, (each, a "Hazardous Substance") on, at or from any property presently or formerly occupied or operated by the Company. Except as set forth on Schedule 5.15, (i) there has been no release or threatened release, and no spill, disposal or discharge, of Hazardous Substances on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, other than such releases or threatened releases, spills, disposals or discharges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) to the Knowledge of the Company, no release, spill, disposal or discharge of any Hazardous Substance has occurred on, in, from or under any real property now owned or leased, or formerly owned or leased, by the Company that would be reasonably likely to result in a material liability by the Company pursuant to any Environmental Law. Except as set forth on Schedule 5.15, to the Knowledge of the Company, there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. Except as set forth on Schedule 5.15, to the Knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in quantities that are used by the Company in the Ordinary Course of Business.

      5.16. Labor Relations. None of the employees of the Company is represented by a labor union, and, to the Knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. To the Knowledge of the Company, (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company, and (ii) no demand for recognition of any employees of the Company has been made by or on behalf of any labor organization. There is no pending or, to the Knowledge of the Company, threatened employee strike, work stoppage or slowdown or other material labor dispute, allegation, charge, complaint or petition of unfair labor practice or employment discrimination with respect to any employees of the Company.

      5.17. Officers, Directors and Employees. The Buyers have been provided with a schedule that sets forth: (a) the name, title and total Compensation of each officer of the Company; and (b) the name, title and total Compensation of each other employee, consultant, agent or other representative of the Company whose total Compensation for the calendar year 2003 exceeded or whose current or committed annual rate of Compensation (including bonuses and commissions) exceeds $100,000. Except as contemplated by this Agreement, none of such persons has stated orally or in writing to the Company that he or she is planning to terminate such person's employment or service relationship with the Company.
Schedule 5.17 also sets forth the name of each director of the Company.

      5.18. Suppliers. Except as set forth on Schedule 5.18, since the Balance Sheet Date no vendor or group of vendors of the Business has given the Company notice or, to the Knowledge of the Company, has taken any other action which has given the Company any reason to believe that such vendor or group of vendors will cease to supply or adversely change its price or terms to the Company of any products or services, which such cessation or changes would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      5.19. Financial Advisory, Finder's or Broker's Fees. No financial advisor, finder agent or similar intermediary other than Piper Jaffray & Co. has acted on behalf of the Sellers or the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Sellers or the Company or on any action taken by the Sellers or the Company other than fees and commissions that will be paid to Piper Jaffray & Co. pursuant to Section 3.1.

      5.20. No Governmental Consent or Approval Required. Except as disclosed on
Schedule 5.20 and except for (a) filings required by the HSR Act, (b) any consents, approvals, authorizations, permits, filings or notifications as shall have been obtained or made at or prior to Closing, or (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Company is required for or in connection with the authorization, execution, delivery and performance by the Sellers or Company of their respective obligations under this Agreement.

      5.21. No Undisclosed Material Liabilities. There are no liabilities of the Company of the type required by GAAP to be provided for in the Balance Sheet or specifically disclosed in the notes thereto, whether or not the subject of another representation or warranty, other than:

            5.21.1. liabilities provided for in the Balance Sheet (including to the extent specifically reserved therefor therein) or specifically disclosed in the notes thereto;

            5.21.2. liabilities disclosed in, related to or arising under any Contract and liabilities and obligations related to or arising under any other Contractual Obligation not constituting a Contract because of its failure to meet the materiality or minimum dollar thresholds set forth in Section 5.10;

            5.21.3. liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date; and

            5.21.4. other undisclosed liabilities that are not material to the Company and its Subsidiaries, taken as a whole.

      5.22. Affiliate Transactions. Schedule 5.22 contains a true and complete list of all intercompany balances as of May 31, 2004, between the Company, on the one hand, and any of the Sellers or their Affiliates (other than the Company), on the other. Since May 31, 2004, other than as set forth on Schedule 5.22, there are no liabilities owing to the Company from any of the Sellers or any of their Affiliates, and there has not been any accrual of liability by the Company to any of the Sellers or their Affiliates or other transactions between the Company, on the one hand, and any of the Sellers or their Affiliates (other than the Company), on the other.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that:

      6.1. Corporate Matters, etc.

            6.1.1. Organization, Power and Standing of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority, corporate and otherwise, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser Subsidiary will be, upon its creation, a limited liability company duly organized, validly existing in good standing under the laws of the State of Delaware with full power, limited liability company or otherwise, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser Subsidiary will be organized for the purpose of acquiring the Shares as contemplated by this Agreement and will have had no prior operations.

            6.1.2. Authorization and Enforceability. This Agreement has been (or, in the case of the Purchase Subsidiary, will be) duly authorized, executed and delivered by the Buyer and the Purchaser Subsidiary and, assuming the due authorization, execution and delivery by the other parties hereto, is (or, in the case of the Purchase Subsidiary, will be) Enforceable against the Buyer and the Purchaser Subsidiary, respectively.

            6.1.3. Non-Contravention, etc. The execution, delivery and performance of this Agreement by the Buyer and the Purchaser Subsidiary and the consummation by the Buyer and the Purchaser Subsidiary of the Closing hereunder in accordance with the terms and conditions of this Agreement does not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default under, any Contractual Obligation or the Charter or By-laws of the Buyer or the Purchaser Subsidiary or a breach of any Legal Requirement applicable to the Buyer or the Purchaser Subsidiary. Assuming expiration or termination of all applicable waiting periods under the HSR Act, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except
(a) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (b) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording, would not adversely affect the Buyer's or the Purchaser Subsidiary's ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent the Buyer or the Purchaser Subsidiary from performing in all material respects any of their respective other obligations under this Agreement.

      6.2. Financial Condition, etc. The Buyer will have as of the Closing funds in an amount sufficient to pay the Enterprise Value.

      6.3. Investment Intent. The Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. The Buyer can bear the risk of loss of the entire value of its purchase of the Shares. The Buyer acknowledges that the Shares have not been registered or qualified under any federal or state securities laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under the Securities Act of 1933, as amended, and any applicable "Blue Sky" laws of any state or an exemption from such registration is available. The Buyer has been provided access to such information and documents regarding the Company as it has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Shares.

      6.4. Litigation. There is no Action pending or threatened in writing (a) against the Buyer or any of its Affiliates which has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (b) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

      6.5. Brokers, etc. No broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer or any of its Affiliates.

      6.6. Investigation; No Additional Representations; No Reliance, etc. The Buyer acknowledges that the Sellers and the Company have not made nor shall any of them be deemed to have made, nor has the Buyer relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth herein. The Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Company, (b) to the knowledge of the Buyer, the Buyer has been furnished with or given adequate access to such information about the Business and the Company as it has requested, (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it, and (d) except to the extent provided in Section 10 and excluding any claims for fraud, which the Buyer explicitly does not waive, will not assert any claim against the Company, the Sellers or any of their respective partners, directors, officers, employees, advisors, agents, shareholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or, except to the extent provided in Section 10 and excluding any claims for fraud, which the Buyer explicitly does not waive, hold the Company, the Sellers or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company, the Sellers, or such persons concerning the Business, the Company, this Agreement or the transactions contemplated hereby.

7. CERTAIN AGREEMENTS OF THE PARTIES.

      7.1. Payment of Transfer Taxes and Other Charges. The Buyer and the Sellers each shall be responsible for and shall pay one half of all stock transfer taxes, real property transfer taxes, sales taxes, documentary stamp taxes, recording charges and other similar Taxes, if any, arising in connection with the transactions contemplated by this Agreement; provided, however, that such Taxes shall not include any income taxes payable by the Sellers in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

      7.2. Operation of Business, Related Matters. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 12 or the Closing Date, unless the Buyer shall otherwise agree in writing and except as otherwise permitted or required by this Agreement, the Company will conduct the Business in the Ordinary Course of Business and substantially in the same manner as presently operated and use reasonable commercial efforts to maintain the value of the Business as a going concern. Except as set forth in Schedule 7.2, from the date hereof and prior to the Closing Date, the Company shall not, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed:

            7.2.1. (i) enter into any transaction otherwise than on an arms' length basis, (ii) enter into any transaction with any Affiliate, any of its shareholders or any Affiliate thereof (other than as contemplated by this Agreement), or (iii) make any Distribution or any other payment or transfer of assets to any shareholder or Affiliate of the Company other than Compensation paid in the Ordinary Course of Business;

            7.2.2. (i) make any changes in the rate of Compensation of any director, officer, employee or agent of, or consultant to, the Company, other than in the Ordinary Course of Business on an individual basis for employees other than directors and officers, deemed to be in the best interests of the Company or (ii) pay or agree to pay any Compensation in connection with the transactions contemplated hereby;

            7.2.3. incur or otherwise become liable for any Debt except (i) capital leases listed on Schedule 5.7 and (ii) Debt for borrowed money incurred in the Ordinary Course of Business that does not exceed $2,500,000 in the aggregate;

            7.2.4. amend the Charter or By-laws of the Company or sell, lease or otherwise dispose of any material assets except (i) for sales or other dispositions of inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be specifically permitted by the terms of this Agreement;

            7.2.5. (i) sell, lease to others or otherwise dispose of any of its assets other than in the Ordinary Course of Business, (ii) enter into any Contractual Obligation relating to (A) the purchase of any capital stock of or interest in any Person (other than in connection with the formation of any wholly-owned Subsidiaries of the Company), (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination, (iii) cancel or compromise any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business), (iv) waive or release any right of material value or (v) institute, settle or agree to settle any material Action;

            7.2.6. incur Liens, except for Liens securing Debt permitted by
Section 7.2.3;

            7.2.7. make any change in the Company's customary methods of accounting or accounting practices, pricing policies or payment or credit practices, or grant any extensions of credit other than in the Ordinary Course of Business;

            7.2.8. write off or write down any of the assets of properties of the Company which individually have a value in excess of $100,000 or $1,000,000 in the aggregate;

            7.2.9. with respect to Taxes, (i) make or change any election, (ii) adopt or change any accounting method, (iii) file any amended Tax Return, (iv) settle any Tax claim or assessment, or (v) consent to any extension or waiver of any limitation period applicable to any Tax claim or assessment;

            7.2.10. make any change in the Company's cash management, including with respect to payment of Debt, collection of receivables, payment of payables or maintenance of working capital levels; provided, however, that nothing herein shall prevent the Company from making any payments in respect of existing Debt for borrowed money or under capital leases; or

            7.2.11. enter into any Contractual Obligation to do any of the actions referred to in this Section 7.2.

      7.3. Preparation for Closing. The Buyer on the one hand and the Company and the Sellers on the other hand will each use all commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, subject to the following:

            7.3.1. Regulatory Compliance. Promptly upon execution and delivery of this Agreement, each of the Buyer and the Company will use their commercially reasonable efforts to prepare and, as promptly as practicable, file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act. The parties will use their commercially reasonable efforts to supply all information requested by Governmental Authorities in connection with the HSR Act notification and cooperate with each other in responding to any such request. The Buyer shall be solely responsible for all filing fees required to be paid in connection therewith. The parties will use their respective commercially reasonable efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act. The parties will use their respective commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated hereby by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws.

            7.3.2. Consents, etc. Prior to the Closing Date, upon the Buyer's written request, the Company shall use its commercially reasonable efforts (but the Company and the Sellers shall have no obligation to pay any fees or incur any material expenses) to assist the Buyer in securing such written consents or waivers under or with respect to the Contracts (other than the Leases) that the Buyer reasonably requests in connection with the consummation of the transactions contemplated by this Agreement.

            7.3.3. Leases. Prior to the Closing Date, the Company shall use its commercially reasonable efforts to obtain consents in form and substance reasonably satisfactory to the Buyer with respect to the Leases set forth under the heading "Contracts Requiring Consent or Waiver to Transactions Contemplated by the Agreement" on Schedule 5.6 to this Agreement.

            7.3.4. Liquor Licenses. The Company and the Sellers will take all actions reasonably required prior to the Closing to ensure the continued and uninterrupted ability to serve alcoholic beverages immediately after the Closing at each restaurant location to the same extent as immediately prior to the Closing. In furtherance, and not in limitation, of the foregoing, the Company and the Sellers agree prior to the Closing to file such notices, applications and other documents and enter into such arrangements as may be required by any applicable state or local liquor regulatory authority and to seek such temporary licenses or permits as are reasonably requested by the Buyer.

            7.3.5. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will take such actions as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

      7.4. Access to Properties and Records. Subject to the provisions of
Section 13.7, the Company will permit the Buyer and its appropriate representatives to have reasonable access, prior to the Closing Date, to the employees, properties and books and records of the Company, during normal working hours and upon reasonable notice, to familiarize itself with the Company's respective properties, business and operating and financial conditions; provided, however, that the Buyer and its representatives shall not unreasonably disrupt the personnel and operations of the Company.

      7.5. Shareholders Agreement. The Company and each of the Sellers that is a party to the Shareholders Agreement hereby agree that the Shareholders Agreement shall terminate as of the Closing and shall thereafter be of no further force and effect.

      7.6. Indemnification of Directors, Officers and Employees. The parties agree that following the Closing, the Company shall, and the Buyer shall cause the Company to, (a) maintain for a period of six years the coverage provided by the Directors and Officers Liability Insurance policy of the Company, as in effect on the Closing Date, with respect to acts or omissions of the Persons covered thereby occurring prior to the Closing; provided, that the Buyer or the Company may substitute therefor policies of substantially the same coverage containing substantially comparable terms and conditions with respect to matters occurring prior to the Closing Date; provided, further, that in no event shall the Buyer or the Company be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company (which the Sellers represent and warrant to be not more than $150,000) to maintain or procure such coverage; and (b) ensure that no change will be made to the Company's Charter or By-laws that would materially adversely affect any individual's right to indemnification in such individual's capacity as a director or officer of the Company with respect to any act or omission in such capacity occurring on or prior to the Closing Date under the Company's Charter or By-Laws and Delaware General Corporation Law as in effect as of the Closing Date; provided, that nothing contained in this Section 7.6 shall affect or limit (i) any Seller's obligation to indemnify the Buyer Indemnitees as provided in Section 10 or (ii) the Buyer's ability to merge the Company with or into the Buyer or any of the Buyer's Subsidiaries, whether such Subsidiary is currently in existence or created after the date hereof and whether or not such Subsidiary is a corporation, limited liability company, limited partnership or other similar entity. This Section 7.7 shall be for the benefit of, and shall be enforceable by, the directors and officers of the Company, and their respective heirs and estates.

      7.7. Tax Matters.

            7.7.1. Preparation and Filing of Tax Returns. The Buyer and the Company shall prepare, or cause to be prepared, in accordance with applicable Legal Requirements and in a manner consistent with the Company's prior Tax Returns, all Tax Returns that (i) are required to be filed by, or with respect to, the Company for Tax periods ending on or before the Closing Date, and for Tax periods that begin before the Closing Date and end after the Closing Date (the "Straddle Period"), and (ii) are not filed as of the Closing Date. The Buyer shall provide each such Tax Return to the Sellers' Representative, not later than 20 days before the due date for such Tax Return (taking into account any extensions of such due date), for the Sellers' Representative's review and approval. The Sellers' Representative's approval of each such Tax Return shall not be unreasonably withheld. Subject to resolving any dispute with the Seller's Representative, the Buyer shall cause the Company to timely file each such Tax Return. The Buyer and the Company shall not file any amended Tax Returns or make any Tax election with respect to Taxes of or relating to the Company for (i) any taxable year or taxable period that ends on or before the Closing Date, or (ii) the portion of the Straddle Period ending on the Closing Date (the "Pre-Closing Tax Periods") which would reasonably be likely to result in an indemnity payment pursuant to Section 7.7.5, without the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld.

            7.7.2. Liability for Taxes. Except as provided in Section 7.1, the Buyer shall be responsible for all Taxes for Pre-Closing Tax Periods to the extent that the liability for such Taxes does not exceed the accrued liability for Taxes (excluding any liability for deferred Taxes established to reflect timing differences between book and Tax income) in determining the Closing Working Capital Amount. Except as provided in Section 7.1, the Sellers shall be responsible for all Taxes for Pre-Closing Tax Periods to the extent that the liability for such Taxes exceeds the accrued liability for Taxes (excluding any liability for deferred Taxes established to reflect timing differences between book and Tax income) in determining the Closing Working Capital Amount.

            7.7.3. Division of the Straddle Period. In order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted under applicable Legal Requirements, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of the Tax year or period of the Company. In any case where applicable Legal Requirements do not permit the Company to treat the Closing Date as the last day of the Tax year or period with respect to Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date will be:

                  (i) in the case of Taxes that are either (x) income Taxes or
            (y) imposed in connection with any sale or other transfer or assignment of property (other than any Taxes imposed on any sales conveyance made pursuant to this Agreement or contemplated by transactions described herein, the payment of which is governed by
            Section 7.1 of this Agreement), deemed equal to the amount that would have been payable had the relevant Tax year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to the income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate for an equitable sharing of such Taxes); and

                  (ii) in the case of Taxes not included in clause (i) of this
            Section 7.7.3 that are imposed on a periodic basis and measured by the level of any item (including real estate tax and whether such tax is payable to a taxing authority, a landlord or other third party), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

            7.7.4. Tax Proceedings.

                  7.7.4.1 In the event that the Sellers would be liable for the payment of any Taxes under Section 7.7.2, if assessed or imposed, and such Taxes are assessed against or imposed on the Company or the Buyer by any Governmental Authority, the Sellers, in their sole and absolute discretion, will have the right to participate at their own expense in any audit involving any such Taxes and/or to contest any assertion that any such Taxes are payable in any proceedings available to the Company or the Buyer. The Sellers, on the one hand, and the Company and the Buyer, on the other hand, shall fully cooperate in good faith in connection with any such audit or other proceeding.

                  7.7.4.2 In respect of any Taxes for which Sellers would be liable under Section 7.7.2, the Sellers will have the right to control all proceedings in connection with such contest or audit; provided, however, that, as a precondition to Sellers' right to control such proceedings, (i) the Sellers shall deliver to the Buyer a written statement in which the Sellers agree to indemnify the Company and the Buyer, severally and not jointly based on each Seller's Seller's Percentage, from and against the entirety of any Taxes and other Losses that the Company and/or the Buyer may incur resulting from, arising out of, relating to or caused by such proceedings, and (ii) the Sellers shall conduct the defense actively and diligently; and provided further, however, that the Sellers shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Company and/or the Buyer, which consent shall not be unreasonably withheld, if (x) (A) such judgment or settlement is likely to establish a precedential custom or practice materially adverse to the continuing business of the Company and/or the Buyer for periods beginning after the Closing Date or (B) the Taxes at issue in the proceeding relate to a Straddle Period, and (y) the Buyer agrees to limit the Sellers' liability with respect to the Tax items relating to such judgment or settlement to the amount of such judgment or settlement.

                  7.7.4.3 So long as the Sellers are conducting the defense in accordance with Section 7.7.4.2, and subject to the Buyer's rights in
      Section 7.7.4.2, the Company and/or the Buyer may retain separate co-counsel at their sole cost and expense and may participate in, but not control, such defense.

                  7.7.4.4 In the event that any of the conditions in Section
      7.7.4.2 is or becomes unsatisfied, (i) the Company and/or the Buyer may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that they reasonably may deem appropriate, with the consent of the Sellers, which consent shall not be unreasonably withheld, (ii) the Sellers shall reimburse the Company and/or the Buyer promptly and periodically for the costs of defense (including reasonable attorneys' fees and expenses) and (iii) the Sellers shall remain severally but not jointly responsible, on the basis of each Seller's Seller's Percentage, for any Taxes and other Losses that the Company and/or the Buyer may incur resulting from, arising out of, relating to or caused by such proceedings.

            7.7.5. Indemnification for Taxes.

                  7.7.5.1 Sellers will severally but not jointly (on the basis of each Seller's Seller's Percentage) indemnify and hold harmless, to the fullest extent permitted by law, the Buyer and the Company from, against and in respect of (without duplication) all (i) Taxes for which the Sellers are liable under Section 7.1 and/or Section 7.7.2, (ii) Buyer's and/or the Company's Losses to the extent required under Section 7.7.4, and (iii) breaches of any representation or warranty made by the Company in Section 5.13.

                  7.7.5.2 The Buyer and the Company will indemnify and hold harmless, to the fullest extent permitted by law, the Sellers from and against any Taxes of the Company for which Buyer and the Company are liable under Section 7.1 and Section 7.7.2. Buyer and the Company shall not take any action or position which would reasonably be likely to result in an indemnity payment pursuant to Section 7.7.5, without the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld.

                  7.7.5.3 The Sellers will be entitled to all refunds of Taxes of the Company, and any amounts credited against Taxes to which the Company becomes entitled, to the extent such refunds or credits relate to any Pre-Closing Tax Period (other than any refunds that are addressed through the calculation of the Closing Working Capital Amount). The Buyer and the Company agree to carry back any losses of the Company from Tax periods that end on or before the Closing Date to Pre-Closing Tax Periods to the extent permitted. If the Buyer or the Company receives any refund or credit to which the Sellers are entitled under this Section 7.7.5.3, the Buyer will promptly pay in cash the amount of such refund or credit to the Sellers' Representative. Upon request of the Sellers' Representative, the Buyer agrees to obtain a transcript of account for the Company from federal and state authorities and deliver the same to the Sellers' Representative.

                  7.7.5.4 The amount of any payment otherwise required under this Section 7.7 will be reduced to take into account any Tax Benefit realized as a result of the recognition of the liability for Taxes (and, as applicable, related Losses) of the indemnified party.

                  7.7.5.5 Anything contained in this Agreement to the contrary notwithstanding, Section 5.13, Section 7.1 and this Section 7.7 shall exclusively govern the parties' respective liability for, and indemnification rights and obligations with respect to, Taxes. Article 10 (including the indemnification procedures and any limitations on indemnification set forth therein) shall not apply to Tax matters.

                  7.7.5.6 The representations, warranties and covenants contained in Section 5.13, Section 7.1 and this Section 7.7 shall survive until the expiration of the statutes of limitations applicable to the Taxes at issue (giving effect to any extension thereof); provided, however, that a party's obligations to indemnify with respect to Taxes shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

      7.8. Employee Benefits. The Buyer agrees that for purposes of participation, vesting and accrual of vacation time and other benefits, as applicable (i) service under any qualified defined contribution plans of the Company shall be treated as service under the Buyer's qualified defined contribution plans, and (ii) service under any other employee benefit plans of the Company shall be treated as service under any corresponding employee benefit plans maintained by the Buyer. The Buyer shall cause the Buyer's welfare benefit plans that cover the Company's employees after the Closing to (i) waive any waiting period and restrictions and limitations for pre-existing conditions or insurability (except for pre-existing conditions that were excluded under the Company's welfare benefit plans), and (ii) cause any deductible, co-insurance or maximum out-of-pocket payments made by the Company's employees under the Company's welfare benefit plans to be credited to such employees under the Buyer's welfare benefit plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by the Company's employees under the Buyer's welfare benefit plans.

      7.9. Other Offers. From the date hereof until the Closing Date or earlier termination of this Agreement, no Seller shall, and Sellers will cause the Company and its directors, officers, employees and representatives not to, directly or indirectly, take any action to solicit, initiate, encourage, or furnish any information in connection with, or enter into any discussions or negotiations concerning, any Acquisition Proposal. For purposes hereof, an "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a business combination involving the Company or the acquisition of any equity interest in, or a material portion of the assets of, the Company, other than the transactions contemplated by this Agreement. The Company shall promptly notify the Buyer of any Acquisition Proposal, which notice shall include the identity of all relevant parties thereto. The Company further agrees not to amend its Registration Statement on Form S-1 (File No. 333-115201) after the date hereof.

      7.10. Notices of Certain Events.

            7.10.1. The Company shall promptly notify the Buyer of:

                  7.10.1.1 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  7.10.1.2 any Action commenced or threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement would have been required to be disclosed pursuant to Section 5.8, or that relate to the consummation of the transactions contemplated by this Agreement.

            7.10.2. The Buyer shall promptly notify the Company and the Sellers' Representative of:

                  7.10.2.1 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  7.10.2.2 any Action commenced or threatened against, relating to or involving or otherwise affecting the Buyer that, if pending on the date of this Agreement would have been required to be disclosed pursuant to Section 6.4, or that relate to the consummation of the transactions contemplated by this Agreement.

      7.11. Non-Compete; Non-Solicitation.

            7.11.1. Each SKM Seller agrees that for a period of three years following the Closing Date, such SKM Seller shall not, either directly or indirectly, as a principal or for its own account, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any Competing Business together with any Seller that is a current or former employee of the Company; provided, however, that the ownership of not more than 5% of the outstanding stock of any publicly traded company shall not be a violation of the restrictions set forth in this sentence. Notwithstanding the foregoing or anything else to the contrary contained herein, the acquisition or possession of an equity or partnership interest, for investment purposes, by a non-SKM Seller in a Seller that is an Affiliate of the Sellers' Representative shall not be deemed to violate the provisions of this Section 7.11.1. For purposes of this Section 7.11.1, a "Competing Business" means a restaurant business that (i) is in the "upscale family casual" category; (ii) has a guest check average within 20% (plus or minus) of the Company's guest check average; and (iii) has a menu, theme or decor that is similar to the menu, theme or decor of the Company's restaurants.

            7.11.2. Each Seller agrees that for a period of two years following the Closing Date, such Seller shall not, directly or indirectly, request, induce or seek to induce any employee of the Company to terminate his or her employment with the Company, other than any such employee whose employment with the Company terminates other than as a result of the direct or indirect solicitation by such Seller; provided, that advertisements by a Seller and contacts by recruiters directed generally and not to such employee by a Seller shall not constitute a violation hereof.

            7.11.3. If any provision contained in this Section 7.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each Seller acknowledges that the Buyer would be irreparably harmed by any breach of this Section 7.11 and that there would be no adequate remedy at law or in damages to compensate the Buyer for any such breach. Each Seller agrees that the Buyer shall be entitled to injunctive relief requiring specific performance by such Seller of this Section 7.11.

      7.12. New Restaurant Expenditures. Sellers shall cause the Company to make capital expenditures, including with respect to new restaurants, in the Ordinary Course of Business.

      7.13. Related Party Accounts and Agreements. As of the Closing, no accounts reflecting transactions between any Seller or any Affiliate of a Seller, on the one hand, and the Company, on the other, will be outstanding other than those arising in the Ordinary Course of Business, and any agreements relating to any such transactions shall have been terminated. In order to avoid confusion, in the event that any such agreement remains existing on the Closing Date, the parties to such agreement hereby terminate any such agreement effective as of the Closing Date other than those agreements listed on Schedule
7.13. In addition, any loan outstanding, directly or indirectly, from the Company to any officer, director or employee of the Company shall have been repaid in full as of the Closing Date, except to the extent that such loan would not violate the provisions of the Sarbanes-Oxley Act of 2002.

      7.14. Sellers' Representative.

            7.14.1. Each of the Sellers hereby irrevocably appoints Saunders Karp & Megrue, LLC or its designee (as appointed in writing), as the agent, proxy, and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Seller's behalf) to take any action in accordance with and pursuant to the terms of this Agreement
(i) to consummate the transactions contemplated under this Agreement in accordance with the terms hereof, and in connection therewith to waive any condition set forth in Section 9 and to act on behalf of the Sellers for all purposes of Sections 3.4 and 3.5; (ii) to conduct or cease to conduct the defense of all claims against any of the Sellers in connection with this Agreement, other than claims made solely under Section 10.2.1, and to settle all such claims on behalf of all the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under Section 10; (iii) in connection with any claim against or by the Sellers under this Agreement (excluding any claim based solely on Section 10.2.1), to the extent such amounts cannot then be recovered from the Escrow Account, to require each Seller from time to time to deposit into a common account such amounts (pro rated among the Sellers based on their respective Sellers' Percentages) as in the judgment of the Sellers' Representative are necessary to investigate, defend or prosecute such claim and to spend such amounts for such purpose and then as promptly as in the judgment of the Sellers' Representative is prudent to pay to each Seller its pro rata share (based on its Seller's Percentage) of any amounts remaining in such account; (iv) to execute and deliver on behalf of the Sellers any amendment to this Agreement so long as (A) such amendment applies to all Sellers equally (based on their respective Sellers' Percentages) and (B) such amendment does not impose any material obligation on any Seller or materially reduce the Equity Purchase Price; and (v) to hold in escrow and release to the Company or the Buyer executed signature pages to this Agreement, Certificates, letters of transmittal and any other documents or instruments delivered to the Sellers' Representative in connection with the transactions contemplated hereby.

            7.14.2. Reimbursement; Indemnification. Each Seller hereby unconditionally and irrevocably agrees to pay to the Sellers' Representative, promptly upon request and in any event within 10 days of such request, such Seller's pro rata share (based on the respective Sellers' Percentages) of any amounts paid or to be paid by the Sellers' Representative on behalf of the Sellers and agrees to pay its pro rata share (based on the respective Sellers' Percentages) of any and all costs and expenses (including legal fees and expenses) incurred by the Sellers' Representative on behalf of the Sellers in connection with the protection, defense, expense or enforcement of any rights under this Agreement. Further, each of the Sellers hereby agrees not to assert any claim against, and to indemnify and hold harmless the Sellers' Representative from and against such Seller's pro rata share (based on the respective Sellers' Percentages) of any and all Losses incurred by, the Sellers' Representative or any of its partners, directors, officers, employees, agents, Sellers, consultants, investment bankers, representatives or controlling persons, or any Affiliate of any of the foregoing, relating to the Sellers' Representative's capacity as a Sellers' Representative other than such claims or Losses resulting from the Sellers' Representative's gross negligence or willful misconduct.

            7.14.3. Miscellaneous. Any settlement entered into or other action taken by any individual Seller shall be valid only to the extent not inconsistent with this Section 7.14, and no such settlement or action shall bind or otherwise affect the rights or obligations of the Sellers' Representative or any other Seller. In the event of the default by any Seller of any payment obligations under this Section 7.14, the defaulted amount shall, as between the Sellers' Representative and the Sellers (but without creating any obligations to the Buyer), be pro rated (based on their respective Sellers' Percentages) among the non-defaulting Sellers. The Sellers' Representative may resign such position at any time, effective with respect to each Seller thirty days after written notice thereof is delivered to such Seller or is delivered to the last address of such Seller provided by such Seller to the Sellers' Representative; provided, however, that if any such resignation occurs prior to the termination of the Sellers' indemnification obligations under Section 10.2.1, the Sellers' Representative shall assign its obligations under this Section 7.14 to a successor Sellers' Representative in connection with such resignation, and the effectiveness of such assignment shall be a condition to the effectiveness of such resignation. Any and all payments made by any of the Sellers under this
Section 7.14 shall be made free and clear of any present or future taxes, deductions, charges or withholdings and all liabilities with respect thereto.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Buyer in its sole discretion:

      8.1. Representations, Warranties and Covenants. All representations and warranties of the Sellers and the Company contained in this Agreement and in any certificate delivered by any Seller or Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Affect, shall be true and correct in all respects except for inaccuracies that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect as of the Closing Date as if made on the Closing Date, except for (a) changes expressly permitted or required by this Agreement and (b) those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct to the same extent as set forth above). The Sellers, the Sellers' Representative and the Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing. The Sellers shall have furnished to the Buyer a certificate, signed by or on behalf of each of the Sellers, dated as of the Closing Date, to the effect that the conditions specified in this Section, to the extent relating to representations, warranties, covenants and agreements of the Company or such Seller, have been satisfied.

      8.2. Legality; Governmental Authorization; Litigation. The acquisition of the Shares and the consummation of the other transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No nonfrivolous Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent, materially adversely affect or make illegal the consummation of any such transaction.

      8.3. General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken. The Buyer shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

      8.4. Subsequent Sellers. Each of the Subsequent Sellers shall have executed a counterpart signature page to this Agreement and fully assumed the obligations of a Seller under this Agreement with respect to such Subsequent Seller's Shares, Options and/or Warrants.

      8.5. Pay-Off Letter. The Company shall have received a letter from the lenders under its existing credit agreement(s) stating (a) the aggregate amount of any outstanding Debt thereunder as of the Closing Date and (b) that, if such aggregate amount so identified is paid to such lenders on the Closing Date, such lenders will release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to the Buyer all reasonably necessary documentation in form suitable for filing with all appropriate government Persons).

      8.6. Escrow Agreement. The Buyer shall have received a copy of the Escrow Agreement executed by each of the Sellers and the Sellers' Representative.

      8.7. FIRPTA Statement. The Buyer shall have received a statement, issued by the Company pursuant to Treas. Reg. Section 1.897-2(h) and dated not more than thirty (30) days prior to the Closing Date, certifying that none of the Shares, the Options or the Warrants is a U.S. real property interest.

      8.8. Option and Warrant Termination. The Buyer shall have received evidence in form and substance reasonably satisfactory to the Buyer from the holders of each outstanding Option and Warrant an acknowledgement by such holder of the expiration and termination of such Option or the termination of such Warrant, as the case may be.

      8.9. Resignations. The Buyer shall have received the resignations of officers and directors of the Company and any of its Subsidiaries selected by the Buyer and provided to the Company at least five business days prior to the Closing Date.

      8.10. Employment Agreements; Non-Competes. The Company shall have entered into employment agreements, containing, among other things, non-competition provisions, with each of Messrs. Simms, Bendel, Dillon and Bartholemy in substantially the form of the employment agreements attached hereto as Exhibits 8.12.1, 8.12.2, 8.12.3 and 8.12.4.

      8.11. Withdrawal of Registration Statement. The Buyer shall have received evidence in form and substance reasonably satisfactory to the Buyer that the Company has made any appropriate filing necessary to withdraw the Registration Statement on Form S-1 (File No. 333-115201) and the initial public offering of the securities contemplated thereby pursuant to Rule 477 under the Securities Act of 1933, as amended.

9. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY AND THE SELLERS. The obligations of the Company and the Sellers to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Company and the Sellers' Representative, on behalf of the Sellers, in their sole discretion:

      9.1. Representations, Warranties and Covenants. All representations and warranties of the Buyer contained in this Agreement and in any certificate delivered by the Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all respects except for inaccuracies that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the business, assets or liabilities, financial condition, results of operations or properties of the Buyer and its Subsidiaries, taken as a whole, as of the Closing Date as if made on the Closing Date, except for (a) changes expressly permitted or required by this Agreement and (b) those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct to the same extent as set forth above). The Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing. The Buyer shall have furnished to the Company a certificate signed by the President or any Vice President of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in this Section have been satisfied.

      9.2. Legality; Government Authorization; Litigation. The Sellers' consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No nonfrivolous Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent, materially adversely affect or make illegal the consummation any such transaction.

      9.3. General. All corporate proceedings required to be taken by the Buyer in connection with the transactions contemplated by this Agreement shall have been taken. The Sellers shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Sellers may reasonably request in connection with the transactions contemplated hereby.

      9.4. Escrow Agreement. The Sellers shall have received a copy of the Escrow Agreement executed by the Buyer.

10. INDEMNIFICATION.

      10.1. Buyer's Indemnification. Subject to the limitations set forth in this Section 10, from and after the Closing, each of the Buyer and the Company shall jointly and severally indemnify and hold harmless, to the fullest extent permitted by law, the Sellers, their Affiliates and their respective officers and directors (collectively, the "Seller Indemnitees") from, against and in respect of Losses incurred as a result of any of the following:

            10.1.1. any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement and any breach or default in performance by the Company of any covenant or agreement made by the Company contained in this Agreement that is to be performed after the Closing; or

            10.1.2. any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement.

      10.2. Sellers' Indemnification. Subject to the limitations set forth in this Section 10, from and after the Closing, each of the Sellers shall severally (but not jointly) indemnify and hold harmless, to the fullest extent permitted by law, the Buyer, the Company, their Affiliates and their respective officers and directors (collectively, the "Buyer Indemnitees") from, against and in respect of:

            10.2.1. Losses incurred as a result of any breach or default in performance by such Seller of any covenant or agreement of such Seller contained in this Agreement;

            10.2.2. Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by such Seller in this Agreement;

            10.2.3. such Seller's Seller's Percentage of Losses incurred as a result of any breach or default in performance by the Company of any covenant or agreement of the Company contained in this Agreement that is to be performed at or prior to the Closing;

            10.2.4. such Seller's Seller's Percentage of Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by the Company in this Agreement;

            10.2.5. such Seller's Seller's Percentage of Losses incurred as a result of (i) rent increases and/or consent payments required in connection with Leases set forth under the heading "Contracts Requiring Consent or Waiver to Transactions Contemplated by the Agreement" on Schedule 5.6 to this Agreement,
(ii) the items set forth on Schedule 5.8 and (iii) the inability of the Company to serve alcoholic beverages immediately after the Closing Date at any of the Company's restaurant locations to the same extent as immediately prior to the Closing

Date (unless such inability is a result of actions taken, or the failure to act, by the Buyer or its officers, directors, agents or other representatives or the failure of the Buyer or its officers, directors or affiliates, including any holder of 5% or more of the Buyer's outstanding common stock, to meet the licensing requirements of the applicable state liquor licensing agency).

      10.3. Monetary Limitations.

            10.3.1. Except as otherwise provided in this Section 10.3 and in
Section 7.7, (i) no Seller shall have any obligation to indemnify any Buyer Indemnitee pursuant to Sections 10.2.2, 10.2.3, 10.2.4 or 10.2.5 unless and until, and only to the extent that, the aggregate of all such individual Losses incurred or sustained by all Buyer Indemnitees with respect to which Buyer Indemnitees are entitled to indemnification under Sections 10.2.2, 10.2.3,
10.2.4 and 10.2.5 exceeds $1,250,000 (the "Threshold Amount"), in which case the Sellers shall only be liable for the amount by which all such Losses exceed the Threshold Amount, (ii) the aggregate liability of the Sellers to indemnify the Buyer Indemnitees for Losses under Sections 10.2.2, 10.2.3, 10.2.4 and 10.2.5 shall in no event exceed $20,000,000 (the "Maximum Aggregate Loss"), (iii) each Seller's aggregate indemnification obligation under Sections 10.2.2, 10.2.3,
10.2.4 and 10.2.5 shall be limited to such Seller's Seller's Percentage of the Maximum Aggregate Loss; and (iv) each Seller's aggregate obligation under this
Section 10 shall in no event exceed the portion of the Equity Purchase Price received by such Seller.

            10.3.2. Except as provided in Section 7.7, (i) the Buyer shall not have any obligation to indemnify any Seller Indemnitee pursuant to Section
10.1.2 unless and until, and only to the extent that, the aggregate of all individual Losses incurred or sustained by all Seller Indemnitees with respect to which Seller Indemnitees are entitled to indemnification under Section 10.1.2 exceeds the Threshold Amount, in which case the Buyer shall only be liable for the amount by which all such Losses exceed the Threshold Amount and (ii) the aggregate liability of the Buyer to indemnify the Seller Indemnitees for Losses under Section 10.1.2 shall in no event exceed the Maximum Aggregate Loss.

            10.3.3. For purposes of determining whether any breach of a representation or warranty or any breach of a covenant has occurred with respect to a claim for indemnification or for the purposes of measuring Losses, such representations, warranties and covenants shall be deemed to have been made without any materiality, Material Adverse Effect or similar qualifications and without any dollar thresholds.

            10.3.4. Notwithstanding any other provision of this Agreement, the provisions of Sections 10.3.1 and 10.4 shall not apply to any Losses suffered by the Buyer or any Buyer Indemnitee arising out of any Wage and Hour Dispute for which Losses the Buyer or such Buyer Indemnitee shall be entitled to recovery from the first dollar and without limitation as to amount or time. To the extent that any claim raised in a Wage and Hour Dispute relates to any period after the Closing Date, the amount of any Losses payable under this Section 10.3.4 shall be allocated between the Sellers and the Buyer on the basis of the number of days on which the alleged wrongful action or conduct occurred that took place on or prior to the Closing Date and the number of days during which the alleged wrongful action or conduct occurred that took place after the Closing Date.

      10.4. Time Limitations. Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, no claim for indemnification pursuant to this Section 10 as a result of a breach of a representation or warranty (other than for breach of the representations and warranties contained in Sections 4.2, 4.4, 5.2, 5.14.2,
5.14.3 and 6.1.2, claims for which shall survive indefinitely (subject to any applicable statutes of limitation with respect to the subject matter of such representations and warranties)) shall be valid unless notice thereof, describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim, is delivered to the relevant indemnifying parties on or prior to the close of business on the date which is eighteen (18) months following the Closing Date.

      10.5. Limitation on Remedies. From and after the Closing, the sole and exclusive remedy of each Seller Indemnitee and Buyer Indemnitee as against any Person, with respect to all claims relating to the subject matter of this Agreement (other than claims relating to Taxes), shall be pursuant to the indemnification provisions set forth in this Section 10. From and after the date hereof until the Closing, the sole and exclusive remedy of each Seller Indemnitee (including the Company) and each Buyer Indemnitee with respect to any breach or inaccuracy of any of the representations and warranties set forth in Sections 4, 5 and 6 or any breach of any of the covenants and agreements set forth in Section 7 shall be termination of this Agreement pursuant to Section
12. In furtherance of the foregoing, effective as of the Closing Date, (i) each Seller shall be deemed to release, remise and forever discharge any and all rights, claims and causes of action it may now or hereafter have against the Buyer and any of its respective Affiliates, members, partners, shareholders, officers, directors, employees, agents and representatives and their respective Affiliates (including the Company) relating to the subject matter of this Agreement, other than (w) claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 10, (x) claims by directors, officers and employees of the Company for indemnification with respect to any periods prior to the Closing, (y) to the extent permitted under
Section 12.2, claims asserted after termination of this Agreement and (z) claims arising out of fraud, (ii) the Buyer shall be deemed to release, remise and forever discharge any and all rights, claims and causes of action it may now or hereafter have against any and all of the Sellers, their respective Affiliates, members, partners, shareholders, officers, directors, employees, agents and representatives and their respective Affiliates relating to the subject matter of this Agreement, other than (x) claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 10,
(y) to the extent permitted under Section 12.2, claims asserted after termination of this Agreement, and (z) claims arising out of fraud, and (iii) the parties agree that the waiver in writing of any condition to Closing based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, shall be deemed a waiver of the right to indemnification under this Section 10 or Section 7.7 with respect to the specific inaccuracy of such representation or warranty, or the specific failure to perform or compliance with such covenant, agreement or obligation, in any such case as set forth in such written waiver. The Buyer represents that it has no Knowledge of the inaccuracy or non-compliance of any representation, warranty, covenant or obligation made or undertaken by the Sellers or the Company in this Agreement or the Schedules attached hereto.

      10.6. Third Party Claims. Promptly after the receipt by any Person entitled to indemnification pursuant to this Section 10 (the "Indemnified Party") of notice of the commencement of any action against such Indemnified Party by a third party (such action, a "Third Party Claim"), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Section 10 (the "Indemnifying Party"), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except to the extent that such failure materially prejudices such Indemnifying Party. Such Indemnifying Party shall have the right to defend such Third Party Claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such Third Party Claim actively and diligently, and provided further there is not a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claim as determined by the Indemnified Party, in consultation with outside counsel and the ABA Model Rules of Professional Conduct. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party agrees to reasonably cooperate in such defense at the expense of the Indemnifying Party. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, unless (i) the proposed settlement imposes only monetary payment obligations which are to be paid exclusively by the Indemnifying Party, and (ii) such settlement includes a full release of the Indemnified Party in respect of all indemnifiable Losses resulting therefrom, related thereto or arising therefrom. In the event the Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim actively and diligently (x) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim (provided that the Indemnifying Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim), (y) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against such Third Party Claim to the extent provided in this Section 10 and (z) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third Party Claim to the extent provided in this Section 10. The parties agree that any Wage and Hour Dispute and the items set forth on Schedule 5.8 hereto shall be treated as a Third Party Claim and shall be subject to the provisions of this Section 10.6.

      10.7. Equity Purchase Price Adjustment. Any indemnification payment made by the Company, the Buyer or the Sellers pursuant to this Agreement shall be treated by the Buyer and the Sellers as an adjustment to the Equity Purchase Price for Tax and all other purposes.

      10.8. Tax Indemnity. Notwithstanding any other provision of this Agreement, Section 7.7, rather than this Section 10, shall apply exclusively to indemnification with respect to Taxes.

11. CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

      11.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.6 is reasonably calculated to give actual notice.

      11.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION
11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12. TERMINATION.

      12.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

            12.1.1. The Buyer and the Sellers' Representative may terminate this Agreement by mutual written consent at any time prior to the Closing.

            12.1.2. The Buyer may terminate this Agreement by delivering written notice to the Sellers at any time prior to the Closing in the event the Sellers or the Company are in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer has notified the Sellers and the Company of the breach in writing, there is a reasonable likelihood that such breach (unless cured, if curable) will result in an inability of the Sellers or the Company to satisfy the conditions set forth in Section 8 and such breach, if curable, has continued without cure for a period of 10 days after delivery of such notice of breach.

            12.1.3. The Sellers' Representative, on behalf of the Sellers, may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Sellers have notified the Buyer of the breach in writing, there is a reasonable likelihood that such breach will (unless cured, if curable) result in an inability of the Buyer to satisfy the conditions set forth in Section 9 and such breach, if curable, has continued without cure for a period of 10 days after delivery of such notice of breach.

            12.1.4. The Buyer or the Sellers' Representative, on behalf of the Sellers, may terminate this Agreement by providing written notice to the other at any time on or after July 30, 2004, if the Closing of the transactions contemplated by this Agreement shall not have occurred by reason of the failure of any condition set forth in Section 8, in the case of the Buyer, or Section 9, in the case of the Sellers' Representative, to be satisfied (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement).

      12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all obligations of the parties hereunder (other than obligations under Sections 11 and 12, which shall survive termination) shall terminate without any liability of any party to any other party; provided, however, that no termination by a party pursuant to Sections 12.1.2, 12.1.3 and 12.1.4 shall relieve such party from any liability arising from or relating to any material breach of any covenant or agreement by such party prior to termination.

13. MISCELLANEOUS.

      13.1. Entire Agreement; Waivers. This Agreement, together with the Confidentiality Agreement dated as of February 26, 2004, and the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) in the case of a waiver by the Buyer, by the Buyer, and (b) in the case of a waiver by the Sellers, by the Sellers' Representative.

      13.2. Amendment or Modification. The parties hereto may amend or modify this Agreement only by a written instrument executed by the Buyer and the Sellers' Representative, and any such amendment or modification shall be Enforceable against the Buyer and all the Sellers.

      13.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

      13.4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder; provided, further, that Buyer may assign its rights, but not its obligations, under this Agreement, in whole or in part, to any Affiliate; and provided, further, that after the Closing, the Buyer may assign its rights under this Agreement (i) to any lender providing financing to the Buyer in connection with the transactions contemplated by this Agreement, or (ii) to any purchaser of all or substantially all capital stock or assets of the Company.

      13.5. Action by the Sellers' Representative. Any action taken by the Sellers' Representative in accordance with and pursuant to the terms of this Agreement shall bind and otherwise affect any rights and obligations of each Seller hereunder.

      13.6. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to the Company to:                     SWH Corporation
                                          17852 East 17th Street
                                          South Building, Suite 108
                                          Tustin, CA  92780
                                          Attention:  Thomas Simms

With a copy to:                           Ropes & Gray LLP
                                          One International Place
                                          Boston, MA  02110
                                          Attention: Daniel S. Evans, Esq.
                                          Facsimile: 617-951-7050

If to any Seller or the Sellers'
Representative to:                        c/o the Sellers' Representative
                                          Saunders Karp & Megrue, LLC
                                          262 Harbor Drive
                                          Stamford, Connecticut  06902

With a copy to:                           Ropes & Gray LLP
                                          One International Place
                                          Boston, MA  02110
                                          Attention: Daniel S. Evans, Esq.
                                          Facsimile: 617-951-7050

If to the Buyer, Purchase Subsidiary      Bob Evans Farms, Inc.
or, after the Closing, the Company, to:   Corporate Headquarters
                                          3776 South High Street
                                          Columbus, OH 43207
                                          Attention: Stewart Owens/Don Radkoski
                                          Facsimile: 617-492-4934

With a copy to:                           Vorys, Sater, Seymour and Pease LLP
                                          52 East Gay Street
                                          Columbus, OH 43215
                                          Attention: Webb I. Vorys, Esq.
                                                     Ronald A. Robins, Jr., Esq.
                                          Facsimile: 614-464-6350

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, (c) on the date delivered, if delivered by facsimile during business hours (or one Business Day after the date of delivery if delivered after business hours) and (d) five Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

      13.7. Public Announcements. Except as reasonably necessary or advisable to comply with applicable law and/or the rules and regulations of the U.S. Securities and Exchange Commission or the Nasdaq Stock Market, no party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party hereto determines that it is reasonably necessary or advisable in order to comply with applicable law and/or the rules and regulations of the U.S. Securities and Exchange Commission or the Nasdaq Stock Market to issue a public report, statement or release without the consent of the other parties hereto, then such party will promptly furnish the other parties with a copy thereof prior to its release with reasonably sufficient time to comment thereon. Subject to the foregoing, each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement.

      13.8. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

      13.9. Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into any other Schedule to the extent that the applicability of the information disclosed to such other representation and warranty or Schedule is reasonably apparent from the face of such Schedule.

      13.10. Third Party Beneficiaries. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

      13.11. Counterparts. This Agreement and any claims related to the subject matter hereof may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

      13.12. Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

      13.13. Expenses. Whether or not the transactions contemplated hereby are consummated, all Transaction Expenses shall be paid by the Company and/or the Sellers (including payment from the Enterprise Value in the manner contemplated by Section 3.1) and all fees and expenses incurred by the Buyer in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby shall be paid by the Buyer.

      13.14. Effect of Execution by Subsequent Sellers. Upon the execution of a counterpart signature page hereof by a Subsequent Seller, such Subsequent Seller shall become a party to this Agreement for all purposes hereunder as if such Subsequent Seller had originally executed this Agreement on the date hereof.

                           [signature pages to follow]

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

         THE COMPANY:                  SWH CORPORATION

                                       By: /s/ Thomas M. Simms
                                           -------------------------------------
                                           Name: Thomas M. Simms
                                           Title: Chairman

         THE SELLERS:                  THE SK EQUITY FUND, L.P.

                                       By: SKM Partners, L.P., its General
                                           Partner

                                       By: Saunders Karp & Megrue Partners,
                                           L.L.C., its General Partner

                                       By: /s/ Christopher K. Reilly
                                           -------------------------------------
                                           Name: Christopher K. Reilly
                                           Title: Partner

                                       SK INVESTMENT FUND, L.P.

                                       By: SKM Partners, L.P., its General
                                           Partner

                                       By: Saunders Karp & Megrue Partners,
                                           L.L.C., its General Partner

                                       By: /s/ Christopher K. Reilly
                                           ------------------------------------
                                           Name: Christopher K. Reilly
                                           Title: Partner

                                       THE SKM EQUITY FUND III, L.P.

                                       By: SKM Partners, L.P., its General
                                           Partner

                                       By: Saunders Karp & Megrue Partners,
                                           L.L.C., its General Partner

                                       By: /s/ Christopher K. Reilly
                                           -------------------------------------
                                           Name: Christopher K. Reilly
                                           Title: Partner

                                       SKM INVESTMENT FUND

                                       By: SKM Partners, L.P., its General
                                           Partner

                                       By:  Saunders  Karp &  Megrue  Partners,
                                            L.L.C.,  its  General Partner

                                       By: /s/ Christopher K. Reilly
                                           ------------------------------------
                                           Name: Christopher K. Reilly
                                           Title: Partner

                                       By: /s/ Howard Baldini
                                           ------------------------------------
                                           Name: Howard Baldini
                                           Date:

                                       By: /s/ Edward T. Bartholemy
                                           ------------------------------------
                                           Name: Edward T. Bartholemy
                                           Date:

                                       By: /s/ Russell W. Bendel
                                           ------------------------------------
                                           Name: Russell W. Bendel
                                           Date:

                                       By: /s/ James A. Benson
                                           ------------------------------------
                                           Name: James A. Benson
                                           Date:

                                       By: /s/ Laura L. Dewey
                                           -------------------------------------
                                           Name: Laura L. Dewey
                                           Date:

                                       By: /s/ Randal Hughes
                                           -------------------------------------
                                           Name: Randal Hughes
                                           Date:

                                       By: /s/ Jay Hutchison
                                           -------------------------------------
                                           Name: Jay Hutchison
                                           Date:

                                       By: /s/ Stephanie Jacobi
                                           -------------------------------------
                                           Name: Stephanie Jacobi
                                           Date:

                                       By: /s/ Joseph Paul Kurz
                                           ------------------------------------
                                           Name: Joseph Paul Kurz
                                           Date:

                                       By: /s/ Jeff B. Looney
                                           -------------------------------------
                                           Name: Jeff B. Looney
                                           Date:

                                       By: /s/ Terrance Lung
                                           -------------------------------------
                                           Name: Terrance Lung
                                           Date:

                                       By: /s/ Gregory S. Lynds
                                           -------------------------------------
                                           Name: Gregory S. Lynds
                                           Date:

                                       By: /s/ Dannelle C. Mayer
                                           -------------------------------------
                                           Name: Dannelle C. Mayer
                                           Date:

                                       By: /s/ Christopher Parker
                                           -------------------------------------
                                           Name: Christopher Parker
                                           Date:

                                       By: /s/ Thomas F. Patterson
                                           -------------------------------------
                                           Name: Thomas F. Patterson
                                           Date:

                                       By: /s/ Robert M.Schwarz
                                           -------------------------------------
                                           Name: Robert M. Schwarz
                                           Date:

                                       By: /s/ Richard Seegmiller
                                           -------------------------------------
                                           Name: Richard Seegmiller
                                           Date:

                                       By: /s/ Steven S. Shaw
                                           -------------------------------------
                                           Name: Steven S. Shaw
                                           Date:

                                       By: /s/ Matthew Sims
                                           -------------------------------------
                                           Name: Matthew Sims
                                           Date:

                                       By: /s/ Thomas Simms
                                           -------------------------------------
                                           Name: Thomas Simms
                                           Date:

                                       By: /s/ Steven Standlea
                                           -------------------------------------
                                           Name: Steven Standlea
                                           Date:

                                       By: /s/ James C. Stiefel
                                           -------------------------------------
                                           Name: James C. Stiefel
                                           Date:

                                       By: /s/ Julie Suess
                                           -------------------------------------
                                           Name: Julie Suess
                                           Date:

                                       By: /s/ J. Brian Taylor
                                           -------------------------------------
                                           Name: J. Brian Taylor
                                           Date:

                                       FSC CORP.

                                       By: /s/ John J. Quintal
                                           -------------------------------------
                                           Name: John J. Quintal
                                           Title: Vice President

                                       COMERICA INCORPORATED, as successor in
                                       interest to Imperial Bancorp.

                                       By: /s/ Anthony G. Morrow
                                           -------------------------------------
                                           Name: Anthony G. Morrow
                                           Title: Vice President, Corporate
                                           Counsel and Assistant Secretary

                                       By: /s/ Joseph D. Truebe
                                           ------------------------------------
                                           Name: Joseph D. Truebe
                                           Date:

                                       ARTHUR J. SIMMS REVOCABLE TRUST

                                       By:   Thomas Simms, Trustee

                                       By: /s/ Thomas Simms
                                           ------------------------------------
                                           Thomas Simms

                                       DILLON FAMILY TRUST

                                       By:   Daniel Dillon, Trustee

                                       By: /s/ Daniel Dillon
                                           ------------------------------------
                                           Daniel Dillon

         THE BUYER:                    BOB EVANS FARMS, INC.

                                       By: /s/ Stewart Owens
                                           ------------------------------------
                                           Name: Stewart Owens
                                           Title: CEO

         PURCHASE SUBSIDIARY:          MIMI'S CAFE, LLC

                                       By: /s/ Stewart Owens
                                           -------------------------------------
                                           Name: Stewart Owens
                                           Title: Manager and President

         SELLERS' REPRESENTATIVE:      SAUNDERS KARP & MEGRUE, LLC

                                       By: /s/ Christopher K. Reilly
                                           -------------------------------------
                                           Name: Christopher K. Reilly
                                           Title: Partner